SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act

Date of Report (Date of earliest event reported): October 18, 2006

WATERBANK OF AMERICA (USA) INC.

(Exact name of registrant as specified in its charter)

Utah	0-51075	20-0919460
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Rue de la Gauchetiere Ouest, Suite 2400 Montreal, Quebec, Canada H3B 4W5
(Address of Principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (514) 448-2169

Autostrada Motors, Inc.
235 West 500 South
Salt Lake City, Utah 84101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registration under any of the following provisions (se General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On October 19, 2006, the Registrant (the "Company," "we," "our," "us" and words of similar import) filed a Articles of Amendment amending our Articles of Incorporation by changing our name to "Waterbank of America (USA) Inc." To facilitate an understanding of the recent material transactions involving the Registrant described in this Current Report, references to “Autostrada Motors, Inc.” and/or “Autostrada” relate to the Registrant’s operations prior to the recent material transactions described in this Current Report.

Item 1.01 Entry into a Material Definitive Agreement.

(a)    Effective as of October 18, 2006, Autostrada Motors, Inc., 2113261 Ontario Inc., a corporation organized under the federal laws of the Country of Canada and a wholly-owned subsidiary of the Registrant (“2113261”), Water Bank of America Inc., a corporation organized under the federal laws of the Country of Canada (“WBOA”), all of the then current WBOA shareholders, and all of the WBOA investors in the Private Placement Memorandum dated June 14, 2006, as amended by that certain Supplement No. 1 dated June 22, 2006, as amended by that Supplement No. 2 dated July 12, 2006, as amended by that certain Supplement No. 3 dated August 1, 2006, and as amended by that Supplement No. 4 dated September 30, 2006 (collectively, the “WBOA Private Offering”), executed and delivered that certain Share Exchange and Share Purchase Agreement (the “Share Exchange and Share Purchase Agreement”), whereby 65,950,657 issued and outstanding common shares of WBOA and WBOA convertible debentures in the approximate aggregate principal amount of $1,570,000 ($1,779,553CDN) were exchanged, on a 1:1 share ratio for exchangeable non-voting shares of 2113261 (the “Exchangeable Shares”). The Share Exchange and Share Purchase Agreement is intended as a plan of reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended, and as a transfer of shares pursuant to Section 85 of the Income Tax Act (Canada).

Each Exchangeable Share is exchangeable for Company common stock, in an approximate ratio of 3.5 Exchangeable Shares for 1 share of Company common stock, at any time at the option of the holder. A stock certificate for 23,529,412 shares of the Company’s common stock, in the aggregate, has been issued by the Company and is held by the Trustee under the Exchange and Voting Trust Agreement attached as an exhibit to the Share Exchange and Share Purchase Agreement. Holders of the Exchangeable Shares will be entitled to receive dividends that are economically equivalent to any dividends paid on the Company’s common stock. The Exchangeable Shares are subject to adjustment or modification in the event of a stock split or other change to the Company’s capital structure so as to maintain the initial share ratio between the Exchangeable Shares and the Company’s common shares. The reorganization transaction may permit WBOA’s Canadian shareholders to defer any gain on their shares for Canadian income tax purposes. These securities transactions were exempt from registration requirements pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, and pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In connection with the Share Exchange and Share Purchase Agreement, Autostrada granted to each WBOA shareholder such number of voting rights in the Company as is equivalent to the number of the Exchangeable Shares held by each shareholder, as if each shareholder held an equivalent number of Company common shares, which voting rights are exercisable by the Trustee pursuant to the terms and conditions of the Exchange and Voting Agreement among the Company, WBOA and the Trustee. In order to ensure that the parties will be able to fulfill their obligations to the holders of the Exchangeable Shares, the Company and WBOA entered into a Support Agreement concurrent with the execution and delivery of the Share Exchange and Share Purchase Agreement. The Support Agreement provides, among other matters that, so long as any Exchangeable Shares remain outstanding, the Company will (i) not declare or pay dividends on the Company shares unless 2113261 simultaneously declares or pays an equivalent dividend on the Exchangeable Shares and 2113261 has sufficient money or other assets to pay or declare the dividend; (ii) advise 2113261 in advance of the declaration of any dividend on the Company’s shares and ensure that the declaration date and the payment date for the dividends on the Exchangeable Shares are the same as those for the corresponding dividend on the Company shares; (iii) not exercise its vote as a shareholder of to initiate the dissolution, liquidation or winding up of 2113261; (iv) not issue or distribute additional Company shares to its shareholders without 2113261 and the Exchangeable Shareholders’ approval; (v) not issue any options, warrants or securities exchangeable for Company shares to its shareholders without 2113261 and the Exchangeable Shareholders’ approval; and (vi) in the event of any proposed takeover bid or similar transaction with respect to the Company’s shares, Company will take all actions necessary to enable the exchangeable shareholders to participate in such transaction to the same extent and on an economically equivalent basis as the Company’s shareholders.

In connection with consummation of the transactions contemplated by the Share Exchange and Share Purchase Agreement, the Autostrada board of directors increased the number of directors to eight, and elected only our nominees (Jose Francisco Klujsza, Jean-Jean Pelletier, Robert P. Pelletier, Michel P. Pelletier, Byron Messier, Bruno Ledoux, J. Ross Colbert and Adrian Cruz) to its board of directors as required pursuant to the Share Exchange and Share Purchase Agreement. Other than the nomination of Messrs. Klujsza, Jean-Jean Pelletier, Robert P. Pelletier, Michel P. Pelletier, Messier, Ledoux, Colbert and Cruz as directors pursuant to the Share Exchange and Share Purchase Agreement, there is no arrangement or understanding pursuant to which any of them was selected as a nominee.

Autostrada’s Board of Directors conditioned the completion of the Share Exchange and Share Purchase Agreement on the execution and delivery of a Shareholder Consent (the "Shareholder Consent") by each of the Autostrada Shareholders and WBOA Shareholders. There were no dissenters to the Share Exchange and Share Purchase Agreement. A copy of the Share Exchange and Share Purchase Agreement, including the Exchange and Voting Agreement, and the Support Agreement, including all material exhibits and related instruments are attached hereto and incorporated herein by this reference. [See Item 9.01(c), Exhibit 2.1.]

At the closing of the transaction described above, options to acquire 20,629,533 WBOA common shares were cancelled in consideration for the granting to such holders of options to acquire 1,500,000 shares of Company common stock, in the aggregate. These securities transactions were exempt from registration requirements pursuant to Regulation S promulgated under the Securities Act of 1933, as amended.

(b)    Concurrent with the closing of the Share Exchange and Share Purchase Agreement, the parties held the initial closing of the WBOA Private Offering, pursuant to which: (i) WBOA accepted subscriptions from 10 accredited investors to purchase 4,600,000 shares of WBOA Series A Convertible Preferred Stock and 1,150,000 warrants to purchase 1,150,000 shares of the Company’s common stock, for aggregate consideration of $2,300,000, and (ii) the Company accepted subscriptions from two accredited investors to purchase 2,000,000 shares of Company common stock for aggregate consideration of $1,000,000. The WBOA Series A Convertible Preferred Stock and the warrants were to be exchanged for identical securities to be issued by the Registrant immediately following the Closing of the Share Exchange and Share Purchase Agreement. However, Autostrada and WBOA agreed that certificates evidencing the Series A Convertible Preferred Stock and warrant instruments would be issued directly to the WBOA Private Offering shareholders by the Registrant rather than by WBOA to avoid the interim step of issuing WBOA certificates and warrant instruments, cancelling same, and re-issuing the Registrant’s certificates and warrant instruments. The Series A Convertible Preferred Stock and warrants will remain outstanding following the Closing of the WBOA Private Offering and the completion of the Share Exchange and Share Purchase Agreement for a period anticipated to be not less than six months and one day following the Closing of the WBOA Private Offering unless there is an effective registration statement on file with the Securities and Exchange Commission. These securities transactions were exempt from registration requirements pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended, are “restricted securities” pursuant to SEC Rule 144, and may not be transferred unless registered under the Securities Act of 1933, as amended, and applicable state securities laws, or an available exemption therefrom. Each share of Series A Convertible Preferred Stock will automatically convert into the Registrant’s common stock, on a one-for-one basis (subject to certain anti-dilution adjustments), upon the consummation of an underwritten public offering by the Company at a valuation of the Company of at least $50 million and with aggregate proceeds in excess of $10 million (a “Qualifying Public Offering”), provided there is then an effective registration statement on file with the Securities and Exchange Commission relating to the issuance and resale of all shares of the Registrant’s common stock issuable upon conversion of the Series A Convertible Preferred Stock. Other than as described above, holders of the Series A Convertible Preferred Stock will not be required to convert these securities to the Registrant’s common stock during the two-year period following the Closing of the WBOA Private Offering. If for any reason the automatic conversion events have not occurred within two years following the Closing of the WBOA Private Offering, then, so long as a holder of Series A Convertible Preferred Stock is not an affiliate of the Registrant, the Series A Convertible Preferred Stock will automatically convert on such date, and the underlying common stock of the Registrant into which they are converted may be resold subject to compliance with the terms and conditions of SEC Rule 144(k).

(c)    The following table sets forth, as of the date of the closing of the Share Exchange and Share Purchase Agreement and the closing of the WBOA Private Offering, (i) the number of shares of the Registrant’s common stock owned by the former Autostrada stockholders, (ii) the number of shares of the Registrant’s common stock owned by the former WBOA stockholders (assuming the conversion of the Exchangeable Shares into 23,529,412 shares of the Registrant’s common stock and the exercise of options to purchase 1,500,000 shares of the Registrant’s common stock), and (iii) the number of shares of the Registrant’s common stock owned by investors in the WBOA Private Offering (after giving effect to the initial closing of the WBOA Private Offering and assuming the conversion of the Series A Convertible Preferred Stock and the shares underlying the associated warrants assuming a conversion ratio on a one-for-one basis, resulting in the issuance of 7,750,000 shares of the Registrant’s common stock). The following table does not include options granted to the Registrant’s executive management team and to the broker-dealers participating in the WBOA Private Offering.

	Shares Outstanding
	Number	Percent
Former Autostrada Stockholders	10,364,848	24.0%
Former WBOA Stockholders	25,029,412	58.0%
New Investors	7,750,000	18.0%
Total	43,144,260	100.0%

(d)    With respect to the former Autostrada operations, the Autostrada former directors and executive officers executed and delivered an Indemnification Agreement to the Registrant and WBOA whereby, for and in consideration of the additional sum of $100,000, or at the option of the newly appointed directors of the Registrant following the closing of the Share Exchange and Share Purchase Agreement, the Registrant may convey the former business operations and assets of Autostrada that are held and carried on in ASDM Holdings, Inc., a Utah corporation, and wholly-owned subsidiary of Autostrada. On or prior to the filing date of this Current Report, the Registrant agreed to convey the former business operations and assets of Autostrada that are held and carried on in ASDM Holdings, Inc. to the Autostrada former directors and executive officers and, in consideration therefor, said Autostrada former directors and executive officers agreed to jointly and severally assume, pay and indemnify and hold the Registrant and WBOA harmless from and against all claims or liabilities of Autostrada that arose or are based upon any act occurring prior to the closing of the Share Exchange and Share Purchase Agreement. As additional consideration for such sum, they will also collectively agree to cancel 400,000 shares of outstanding common stock of Autostrada that comprise a portion of the common stock of the Registrant that they currently own; and with respect to the remaining shares of common stock of the Registrant that they will continue to own, individually or among their associates, aggregating 1,000,000 shares, each will execute and deliver Lock-Up/Leak-Out Agreements that limit the resale of these shares to one-twelfth (1/12th) of the holdings of each such person per month thereafter, on a non-cumulative basis, for the next consecutive 12-month period. All sales also must be made in “brokers’ transactions” and in compliance with the “manner of sale” requirements of SEC Rule 144.

Item 2.01  Completion of Acquisition or Disposition of Assets.

See Item 1.01 above.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 3.03 Material Modification to Rights of Security Holders.

Quantum Merchant Bankers, LLC (“Quantum”), introduced WBOA to Autostrada, and conditioned upon this introduction was the desire of Quantum to acquire, directly or by its designated associates and others, a substantial portion of the currently outstanding and “free trading” or “restricted securities” of Autostrada that are comprised of Autostrada common stock. Concurrent with the closing of the Share Exchange and Share Purchase Agreement, Autostrada shareholders owning 1,666,280 shares of Autostrada free trading common stock sold such shares to Quantum, its designees or associates, for aggregate consideration in the amount of $50,571.25 or approximately $0.03 per share, and certain principals of Autostrada sold Quantum, its designees or associates 1,600,000 “restricted securities” comprising shares of Autostrada common stock for the aggregate sum of $150,000. In addition, concurrent with the closing of the Share Exchange and Share Purchase Agreement, an additional 2,364,848 shares of “restricted securities” of Autostrada were issued to Quantum or its designees or associates, in consideration of the introduction of our Company to Autostrada. The aggregate total of these share purchases is 5,631,128 shares or approximately 54% of the outstanding shares of common stock of Autostrada prior to the transaction with WBOA. Quantum continues to negotiate to acquire additional shares of common stock of Autostrada from members of management.

Lock-Up/Leak-Out Agreements. The purchase of all of these shares by Quantum, has as a condition of resale, the execution and delivery of Lock-Up/Leak-Out Agreements that limit the resale of these shares to no sales during the first 90 days following the later of the closing of the Share Exchange and Share Purchase Agreement with Autostrada or the filing of this Current Report, by Autostrada with the SEC, including the Registrant’s audited financial statements, and all other information that the Registrant would have been required to file with the SEC had the Registrant filed a Form 10 or Form 10-SB Registration Statement with the SEC; and one-twelfth (1/12th) of the holdings of each such purchaser may be sold each month thereafter, on a non-cumulative basis, for the next consecutive 12-month period. All sales must also be made in “brokers’ transactions” and in compliance with the “manner of sale” requirements of SEC Rule 144.

Item 5.01  Changes in Control of Registrant.

(a)    See Items 1.01 and 2.01 above.

(b)    Pursuant to the Share Exchange and Share Purchase Agreement and the WBOA Private Offering described in Item 1.01 above, and by virtue of the percentage of our common stock acquired or exchangeable under the Share Exchange and Share Purchase Agreement by the WBOA stockholders, this Share Exchange and Share Purchase Agreement and WBOA Private Offering are deemed to have involved a "change of control" of our Company. The source of the consideration used by the WBOA Stockholders to acquire their interests in our Company was the exchange of their respective WBOA Shares as outlined above.

(c)    The primary basis of such "control" by the WBOA Stockholders is stock ownership and/or executive officer or director positions.

(d)    To the knowledge of our management and based upon a review of the stock ledger maintained by our transfer agent and registrar, the following table sets forth the beneficial ownership of persons who owned more than five percent of our common stock prior to the closing of the Share Exchange and Share Purchase Agreement and the WBOA Private Offering, and the shareholdings of the then members of our management, such computations being based upon the 1,050,000 shares of our common stock that were then outstanding:

Name	Positions Held	Shares Owned	%

Douglas W. Fry	President/	350,000	33.3%
842 East Northcliffe Drive	Director
Salt Lake City, UT 84103

Stephen R. Fry	Vice President/	350,000	33.3%
2680 S. Filmore Street	Director
Salt Lake City, UT 84106

Travis T. Jenson	Secretary/Treasurer/	98,000	9.3%
9103 Jeremy Ranch Road	Chief Financial
Park City, Utah 84098	Officer/Director

TOTAL		798,000	75.9%

* Douglas Fry is Stephen Fry’s father.

(e)    To the knowledge of our management, the following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of October 19, 2006 by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock; (ii) each director; and (iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The amounts set forth in the following table are calculated after giving effect to (i) the conversion of the Exchangeable Shares into 23,529,412 shares of the Registrant’s common stock and the exercise of options to purchase 1,500,000 shares of the Registrant’s common stock, and (ii) the number of shares of the Registrant’s common stock owned by investors in the WBOA Private Offering (after giving effect to the initial closing of the WBOA Private Offering and assuming the conversion of the Series A Convertible Preferred Stock and the shares underlying the associated warrants assuming a conversion ratio on a one-for-one basis, resulting in the issuance of 7,750,000 shares of the Registrant’s common stock). Shares of common stock that may be acquired by an individual or group within 60 days of October 19, 2006, pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 43,144,260 shares of common stock outstanding.

Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Water Bank of America Inc., 1000 Rue de la Gauchetiere Ouest, Suite 2400, Montreal, Quebec, Canada H3B 4W5.

Name	Positions Held	Shares Owned	%

Jose Francisco Klujsza (1)	President/CEO/Director	1,506,664	3.37%

Stewart B. Levitan (2)	Executive Vice President/Chief Operating Officer	520,702	1.19%

Jean-Jean Pelletier (3)	Senior Vice President/ Business Development/ Director	2,156,079	4.96%

Robert P. Pelletier (4)	Vice-President of Creative/ Public Relations/Director	1,863,959	4.29%

Jean-Sebastien Drouin (5)	Vice-President of Logistics/ Supply	18,750	*

Michel P. Pelletier (6)	Director	1,657,854	3.83%

Byron Messier (7)	Director	351,080	*

Bruno Ledoux (8)	Director	2,980,750	6.91%

J. Ross Colbert (9)	Director	15,379	*

Adrian Cruz (10)	Director	-	*

3841944 Canada Inc.(11)		7,901,768	18.25%

Quantum Merchant Bankers, LLC (12)		3,406,936	7.90%

All executive officers and directors as a group (10 persons)		11,071,217	24.10%

* Less than one percent.

(1)    Includes options to purchase 1,506,664 shares immediately exercisable by Mr. Klujsza.

(2)    Includes options to purchase 520,702 shares immediately exercisable by Mr. Levitan.

(3)    Includes (i) 292,120 shares held directly in the Registrant, and (ii) twenty percent (20%) of the shares held by 3841944 Canada Inc., constituting 1,551,459 shares, in which Mr. Jean Jean Pelletier may be deemed to be the beneficial owner; Mr. Jean Jean Pelletier disclaims beneficial ownership with respect to eighty percent (80%) of the shares held by 3841944 Canada Inc. Also includes options to purchase 312,500 shares immediately exercisable by Mr. Jean Jean Pelletier.

(4)    Includes twenty percent (20%) of the shares held by 3841944 Canada Inc., constituting 1,551,459 shares, in which Mr. Robert P. Pelletier may be deemed to be the beneficial owner; Mr. Robert P. Pelletier disclaims beneficial ownership with respect to eighty percent (80%) of the shares held by 3841944 Canada Inc. Also includes options to purchase 312,500 shares immediately exercisable by Mr. Robert P. Pelletier.

(5)    Includes options to purchase 18,750 shares immediately exercisable by Mr. Drouin.

(6)    Includes twenty percent (20%) of the shares held by 3841944 Canada Inc., constituting 1,551,459 shares, in which Mr. Michel P. Pelletier may be deemed to be the beneficial owner; Mr. Michel P. Pelletier disclaims beneficial ownership with respect to eighty percent (80%) of the shares held by 3841944 Canada Inc. Also includes options to purchase 106,395 shares immediately exercisable by Mr. Michel P. Pelletier.

(7)    Mr. Messier’s address is c/o ForStar Capital, 130 King West, Suite 2950, Toronto, Ontario, Canada, M5X 1C7.

(8)    Includes 469,223 shares held by Mr. Ledoux directly; and an additional 1,863,779 shares and 647,748 shares held by Societe LUPBSA and IR, respectively, which Mr. Ledoux may be deemed to share voting and dispositive power in connection with his executive capacities in those entities. Mr. Ledoux’s address is 5 Rue Tilsitt, 75008, Paris, France.

(9)    Mr. Colbert’s address is 208 Georgetown Road, Weston, Connecticut, 06883.

(10)   Mr. Cruz’s address is 7820 Mindello Street, Coral Gables, Florida, 33143.

(11)   Includes 7,757,296 shares issued and outstanding in the name of 3841944 Canada Inc. The sole shareholder of 3841944 Canada Inc. is a trust for the benefit of the Pelletier family comprised of Pierre Pelletier and Monique Pelletier, husband and wife, and each of their adult children, Messrs. Jean Jean Pelletier, Robert P. Pelletier and Michel P. Pelletier. Each of the five (5) beneficial owners of the trust may be deemed to own an equal twenty percent (20%) of the trust beneficiary interests, representing 1,551,459 shares in the Company. Each of the five (5) beneficial owners disclaims beneficial ownership with respect to the other eighty percent (80%) of the shares held by 3841944 Canada Inc. Also includes options to purchase 106,395 shares and 38,077 shares immediately exercisable by Pierre Pelletier and Monique Pelletier, husband and wife. Each of Messrs. Jean Jean Pelletier, Robert P. Pelletier and Michel P. Pelletier disclaims beneficial ownership with respect to such options. The address of 3841944 Canada Inc. is c/o Feldman Rolland, 5 Place Ville Marie, Suite 1537, Montreal, Quebec, Canada, H3B 2G2.

(12)   The address of Quantum Merchant Bankers, LLC is 11111 Santa Monica Boulevard, Suite 500, Los Angeles, California, 90025.

EXCEPT AS OTHERWISE EXPRESSLY INDICATED BELOW, THE FOLLOWING IS ADDITIONAL INFORMATION REGARDING WATER BANK OF AMERICA INC., A CORPORATION ORGANIZED UNDER THE FEDERAL LAWS OF THE COUNTRY OF CANADA (“WBOA”).

ORGANIZATION AND BUSINESS DEVELOPMENT AND BUSINESS.

Organization and Business Development

References to our "Company," "our," "we," "us" and words of similar import refer to Autostrada Motors, Inc., a Utah corporation ("Autostrada"), WBOA or the combined Autostrada and its wholly-owned subsidiary, 2113261 Ontario Inc., as applicable and as the context otherwise requires. Our only current operations are those of WBOA that are and will be conducted through 2113261 as our wholly-owned subsidiary, and subsidiaries thereto.

Autostrada

For any historical information regarding Autostrada under any caption that is not included below, please see the Registrant's 10SB Registration Statement, as amended, duly filed with the Securities and Exchange Commission on December 14, 2004, and amended on February 9, 2005, March 3, 2005 and March 21, 2005 (our 10SB"); the Registrant's 10-KSB Annual Report for the year ended December 31, 2005, duly filed with the Securities and Exchange Commission on March 31, 2006 (our "2005 10-KSB"); the Registrant's 10-QSB Quarterly Report for the quarter ended June 30, 2006, duly filed with the Securities and Exchange Commission on August 9, 2005 (our "June 30, 2006 10-QSB"), and the Registrant’s 10-QSB Quarterly Report for the quarter ended September 30, 2006, duly filed with the Securities and Exchange Commission on October 17, 2006 (our “September 30, 2006 10-QSB”), which are incorporated herein by reference. See Item 9.01. For a discussion of Autostrada's prior business operations, see Part I, Item 1, of the 2005 10-KSB.

On or prior to the filing date of this Current Report, we conveyed all of the securities of Autostrada’s wholly-owned subsidiary, ASDM Holdings, Inc., through which it conducted all of its automobile purchase and sale operations, pursuant to the terms and conditions of that transaction described in Item 1.01(d) above and our obligations under the Indemnification Agreement with the Autostrada former directors and executive officers; with this conveyance, we ceased all of these operations. Our only current operations are those intended to be conducted by 2113261 as our wholly-owned subsidiary (and subsidiaries thereto), and sister corporations, that are discussed below. See Item 1.01 above.

WBOA BUSINESS

Overview

We are a Canadian company specializing in the manufacturing and distribution of our branded ICE ROCKS® ice cubes in innovative, secure and convenient packaging, and the accumulation of fresh water assets through investment in spring sources available in Canada and the United States. The markets in which our products will be sold are highly competitive. Our products will compete against similar products of many large and small companies, including well-known global competitors. We intend to market our products with advertising, promotions and other vehicles to build awareness of our brands. We believe this combination provides the most efficient method of marketing for our products. Product quality, performance, value and packaging are also important competitive factors.

Our ICE ROCKS® product initially will be manufactured in France and the water will be drawn from a spring in the heart of the Vendée region, which flows through a granite massif formed more than 300 million years ago. The water will be drawn from natural sources 100 meters deep and protected by a clay soil surface. Once the Loric facility in New Brunswick, Canada commences ice cube manufacturing, anticipated to occur during the first quarter of 2007, ICE ROCKS® for the Americas will be drawn from that spring water source.

We intend to leverage the uniqueness of our ICE ROCKS® product through increasing brand recognition, growing concerns about food safety, and the high quality of our source water.

We intend to exist as a holding company, and carry on no operating business except through our direct wholly-owned Canadian subsidiary, 2113261, and through a sister corporation formed as Waterbank of America (USA) Inc. in the State of Delaware on May 15, 2006 through which we intend to expand and grow a customer base and operations in the United States. We anticipate that the bulk of future operating revenues will be generated by our anticipated United States operations.

The Business Opportunity

There are numerous recent studies and news stories supporting the proposition that consumers are becoming increasingly aware of health and safety issues related to contaminated ice products, thus providing a platform for the introduction of our ICE ROCKS® product.

Water Related Problems & Disease. Louis Pastuer stated that “We drink 90% of our diseases.” According to the United Nations World Water Development Report issued in 2005, approximately 1.2 billion people do not have access to clean drinking water and approximately 2 billion people do not have proper sanitation. The United Nations also reported that approximately 250 million people annually worldwide are affected by diseases related to water that is not fit for consumption. Each year, between 5 and 10 million victims fall prey to these diseases, representing approximately 7% of disease-related deaths around the world.

The World Health Organization estimates that in developing countries, half the population, with the great majority being children, is affected by diseases stemming directly from poor quality water or indirectly through intermediary organisms carrying infections and viruses. In these countries, 80% of pathology cases recorded had their origins in poor quality water. Among the diseases occurring most frequently is malaria, which threatens 2 billion people, affecting 100 million people annually, and taking 2 million human lives each year. Cholera, the next most frequent disease, saw resurgence during the 1990s, particularly in South America and Africa. Other similar opportunistic diseases include typhoid, dengue fever, intestinal worms, yellow fever and dysentery.

Hepatitis A, a serious liver disease caused by the Hepatitis A virus, is endemic in most developing countries where sanitary conditions are poor. Hepatitis A is transmitted mainly through fecal contamination of water, ice, and foods such as raw or undercooked seafood. Travelers to these areas run a serious risk of contracting the virus. Major pharmaceutical companies, including GlaxoSmithKline, are developing international advertising campaigns promoting vaccines to prevent such disease, such as the introduction of Twinrix.

 Tourism Industry Issues. For hotels, restaurants, airlines and cruise lines, food safety and hygiene regularly make front page news. Currently ice is generally either produced on the premises by ice machines or bought in bags. Unfortunately, both leave tremendous gaps in quality hygiene. Ice scoops are often left unused next to the ice bucket, ice machines lack in-depth maintenance to guarantee each pipe has been cleaned, and waiters often forget that all it takes is a couple of seconds to contaminate an ice cube.

 Water & Ice Cube Related Diseases. Ice can become contaminated in many ways, including microorganisms in the water supply. Among the most common causes of ice contamination are poor handling and storage. The issue of safety in ice has been the subject of numerous news reports and industry papers. Ice is “frozen water”, but just because it is a frozen food, that does not mean it cannot contain harmful bacteria or viruses. In 1987, 5,000 people fell ill after consuming contaminated ice in soft drink and alcoholic beverages in an outbreak in Pennsylvania and Delaware. Norvum was the culprit. Mishandling ice is a common source of contamination. According to the International Packaged Ice Association (IPIA), in commercial ice plants, ice is generated in large capacity machines that package the ice automatically so there is no human contact. However, 50%-75% of the packaged ice sold in the U.S. and Canada is produced in convenience stores, supermarkets, gas stations, liquor stores, and other retail outlets, not to mention the millions of pounds of ice consumed daily from ice machines in restaurants, hospitals, and hotels, etc. Many of these on-premise operations receive no oversight from local health inspection.

The ICE ROCKS® Opportunity

We believe there is a commercial void in the marketplace for safe ice products. We have seized the opportunity to offer the consumer an option to the poor hygiene and health conditions currently existing in the ice cube category. We also believe that our ability to ship our ICE ROCKS® product unfrozen (to be re-frozen at its destination) and its 2-year shelf-life differentiates it from many of our competitors and mitigates transportation expenses incurred by those competitors.

Twenty years ago bottled water was a relatively unknown commodity in the world, other than in parts of Europe. Today, growing fears in many countries that traditional water supplies are becoming increasingly polluted has been the main driver behind the increasing sales of bottled water. Beverage Marketing Corporation reports that the global consumption of bottled water reached 154 billion liters (41 billion gallons) in 2004, up 57% from 1999 (with sales currently growing at about 9.2% per year). In North America, 20% of Americans and 17.5% of Canadians now receive their drinking water exclusively from bottled sources, up from low single digit levels only a decade ago. Sales of bottled water are also growing quickly in the developing world. According to the Beverage Marketing Corporation, between 1999 and 2004, China’s consumption of bottled water doubled, while India’s tripled. Both Beverage Marketing Corporation and Zenith International predict that by the year 2010 bottled water consumption will surpass that of carbonated soft drinks in the United Sates and worldwide.

We believe that this rapid growth curve, coupled with the relative scarcity of clean, secure ice products will drive the ice industry. Through our introduction of the ICE ROCKS® product, we believe that we are the first to market secured, sealed spring water ice cubes to the high-end, trendsetting consumer who understands the need for this protected consumer offering -- the avant garde of healthy food and beverage trends. Over time, we anticipate that this trend will transfer (similar to the case of bottled water) to a broad-based consumer segment. We expect that our product quality, marketing and differentiation will position our Company to grow with this expansion.

Our Products and Product Development Pipeline

The Company’s strong commitment to innovation is leading to the development of a number of product line extensions around the ice cube concept, which should generate immediate awareness to those consumers within each target group. Our products include ICE ROCKS® - a unique concept: ready to freeze secure natural spring water ice cubes, and SCOTCH ROCKS® - a trademark owned by our Company and targeted at specific on-premise venues, and our product development pipeline includes ICE KIDS - a product in development that targets the increasing role of children in shopping decisions, and AQUAMEDIC - safe ice cubes for the medical industry.

We also have developed a strategy aimed at responding to the needs of our clients by offering them co-branding promotional support. ICE ROCKS® ice cubes can be deployed as an advertising tool for companies around the world that wish to promote their products in a way that is original, healthy and sophisticated. For all of these products and services, ICE ROCKS® secured sealed ice cubes can be adapted to provide a vehicle for a positive image of purity and refinement. We also intend to make available our secured sealed ice cubes as a new advertising tool for appropriate partners. This new concept will be proposed to large advertising agencies representing alcoholic beverage brands.

We intend to acquire and use additional sources to produce ICE ROCKS® natural spring water and private label brands. The objective of this complementary business is to exploit the fast growing bottled water segment in North America. According to the Beverage Marketing Corporation, bottled water already represents 13% of the total liquid refreshment beverage industry. Also, that same report states that the per capita consumption of bottled water is increasing rapidly, reaching one-half of soft drinks.

Competitive Strengths

We believe that our revenue and customer growth will result from the following competitive strengths:

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First Mover Advantage in the Retail Consumer Marketplace. We believe that we will be the first and only retail ice cube manufacturer that manufactures re-freezable ice cubes with an anticipated 2-year shelf-life in the marketplace and that our technology creates a significant barrier to entry for potential competitors.

•
Comprehensive Strategic Partners. We anticipate developing strategic relationships with top retailers and commercial distributors, enabling us to establish and maintain locations accessible and readily convenient for consumers.

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Scalable Business Model. We believe that we have a scalable, low-cost business model designed to maximize our revenues and minimize our costs. Our revenues will be generated by the recurring nature of our business to provide working capital benefits and significant near-term revenue visibility. Our scalable infrastructure, distribution model, planned footprint within existing retail establishments, and online interface eliminates the need for expensive retail outlets and reduces transportation expenses, allowing us to service our expanding customer base cost-effectively. We anticipate employing commission-based salespeople, and temporary, hourly and part-time workers to contain labor costs and provide maximum operating flexibility.

Distribution Strategy

Our executive management team possesses significant experience introducing consumer beverage products in North America and internationally. We understand that each market segment and each territory has its own idiosyncrasies: varying cultures, economies, distribution networks, retail realities and marketing avenues will necessarily dictate the methodology we select to distribute our products. We intend to concentrate our efforts on those distribution systems best poised to reach retail channels which serve our target consumer.

We anticipate that are initial distribution channels will be gourmet, specialty, and natural retailers augmented by sales to upscale hospitality channels (e.g., hotels, restaurants, airlines, cruise ships, etc.). We believe that once demand for our products is developed in the general public, we will be able to expand our distribution network to include the retail superstores, mass merchandisers, large grocery chains, large independent supermarkets, corner stores, pharmacies and the food service industry.

Manufacturing/Logistics

We have a relationship with Mecaplastic Inc., based in France, to develop our custom equipment for the manufacturing of sealed ice cubes. Mecaplastic Inc. was founded more than 100 years ago and has substantial experience in providing high quality efficient packaging machinery.

Our packaging differentiation includes the ability of our ICE ROCKS® product to be shipped unfrozen and then re-frozen, mitigating transportation charges incurred by ice competitors having to transport by means of more expensive refrigerated containers/trucks.

 Production Facilities and Water for ICE ROCKS®. We have entered into a five-year production agreement with SO.FA.BO natural spring water company, located at La Roche sur Yon, France. SO.FA.BO is the largest independent spring water company in France, and was started in 1911. Our initial Mecaplastic machine is located at the SO.FA.BO facility. We selected SO.FA.BO for the following reasons: (i) the quality of SO.FA.BO natural spring water is well regarded in Europe, meeting all European standards and regulations, (ii) the production facility is immaculate and we believe that a high degree of quality control will be exercised; (iii) the location of the bottling facility allows rapid distribution in France and throughout the European Common Market; and (iv) our beta test conducted in partnership with SO.FA.BO generated great interest and two prestigious awards.

Competition

 We believe that there are few competitors in the packaged ice-cube market segment consisting of Diamond Ice based in Tasmania, Schur Ice based in Denmark and Aqua Ice based in the United States. Company management is not aware of any competitor manufacturing a product that is re-freezable with a 2-year shelf life. Products now on the market are substantially limited to bulk ice products manufactured and distributed by Arctic Glacier and Reddy Ice in North America. Those companies produce ice in cube, half-moon, cylindrical, crushed and block forms and provide their customers with the manufacture and distribution of packaged ice in small bags (typically 7 pounds), medium bags (16 to 20 pounds) and 10-pound block bags primarily to supermarkets, mass merchants and convenience stores. We intend to complete largely in the high-end market segment.

Intellectual Property

We use a combination of patent, trademark, copyright and trade secret laws and confidentiality agreements to protect our proprietary intellectual property. We recently received confirmation of registration with the United States Patent and Trademark Office (“USPTO”) of Patent No. US 7,093,816 B2 for ICE ROCKS ® presently in the name of Thierry Lacan and Bruno Ledoux. Beneficial ownership of the said patent vests with WBOA, having been assigned to the latter by its predecessors in title, namely Messrs. Lacan and Ledoux, the whole in accordance with the Contribution Agreement of a Business Enterprise and Various Assets, entered into and concluded on April 8, 2004. We are preparing the appropriate assignment documentation for filing with the USPTO.

We own all the rights to the ICE ROCKS® logo and trademark in France and have registered that mark internationally in the United States and the European Common Market (e.g., Germany, Belgium, Luxembourg, Spain, Italy, Portugal, England and Switzerland). We are awaiting anticipated confirmation that our trademark will be allowed for registration in the Canadian Trademark Register. We also own all the rights to the SCOTCH ROCKS® logo and trademark in the United States, the European Common Market, Australia and Japan. We have a variety of common law copyrights for our materials and with respect to the content of our website and, in particular, own all the rights to the domain name registration www.icerocks.com. We are in the process of filing additional trademark applications for additional trademarks.

Enforcement of intellectual property rights is costly and time consuming. To date, we have relied primarily on proprietary processes and know-how to protect our intellectual property. It is uncertain if and when our other patent and trademark applications may be allowed and whether they will provide us with a competitive advantage.

From time to time, we encounter disputes over rights and obligations concerning intellectual property. We have received a legal opinion from our United States counsel that our product does not violate any similar third party patent in the United States. However, we cannot assure you that we will prevail in any intellectual property dispute.

Employees; Labor Relations

As of the date of this Current Report, we employ a total of five full-time employees, in addition to our four executive officers and other consultants. On occasion, we employ temporary workers on a short-term basis to meet particular clerical and other needs. Our relations with our employees are satisfactory.

Properties

Our principal executive office is presently located in Montreal, Quebec, Canada, pursuant to monthly lease at a monthly rental of USD$400. In addition, we recently established an office in Miami, Florida at Espirito Santo Plaza, a mixed-use office, hotel, condominium and retail space project, pursuant to a five-year lease, commencing as of September 1, 2006, for 2,390 rentable square feet, at an initial monthly base rental amount of $7,568.33 with a 4% annual escalation factor. As soon as practicable, our executive officers intend to relocate to the Miami, Florida area and that office will thereafter serve as the Company’s principal executive office. The Company believes that its current facilities are adequate to meet its foreseeable requirements or that suitable additional or substitute space will be available if necessary. No real property is owned directly by the Company.

Risks Related to Our Business

We are a new business with a limited operating history. If our efforts to attract customers are not successful, our projected revenues will be affected adversely. If our efforts to build strong brand identity and maintain and improve customer satisfaction and loyalty are not successful, we may not be able to attract or retain customers, and our operating results will be affected adversely.

We have a limited operating history and must be considered in the earliest stages of development. To succeed, we must attract a large number of customers to a new product. Any investment in the Company should be considered a high risk investment. No assurance can be given that we can or will ever operate profitably. Investors will be placing their funds at risk in an unseasoned, startup company with the attendant unforeseeable costs, expenses and problems to which a new business is often subject. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products and services. These include, but are not limited to, competition, the need to develop market expertise, and setbacks in product development, market acceptance and sales and marketing. The occurrence of any of these problems would have a material adverse effect upon the Company and could force the Company to reduce, curtail or cease operations.

Our business is subject to seasonal fluctuations, which could affect demand for our products and our revenues.

Demand for our products during the warmer months is generally greater than during cooler months due primarily to additional requirements for water for human consumption. Throughout the year, and particularly during typically warmer months, demand will vary with temperature. In the event that temperatures during the typically warmer months are cooler than normal, the demand for our products may decrease and adversely affect our revenues.

Drought or flood conditions may impact our ability to serve our current and future customers, and may impact our customers’ consumption of our products, which may adversely affect our financial condition and results of operations.

We depend on an adequate water supply to meet the present and future demands of our customers. Drought or flood conditions could interfere with our sources of water supply and could adversely affect our ability to supply products in sufficient quantities to our existing and future customers. An interruption in our water supply could have a material adverse effect on our financial condition and results of operations.

An important element of our growth strategy is the acquisition of water springs. Any future acquisitions we decide to undertake may involve risks.

An important element of our growth strategy is the acquisition and integration of water springs in order to broaden our current, and move into new, service areas. We will not be able to acquire other businesses if we cannot identify suitable acquisition opportunities or reach mutually agreeable terms with acquisition candidates. It is our intent, when practical, to integrate any businesses we acquire with our existing operations. The negotiation of potential acquisitions as well as the integration of acquired businesses could require us to incur significant costs and cause diversion of our management's time and resources. Future acquisitions by us could result in:

*	dilutive issuances of our equity securities;
*	incurrence of debt and contingent liabilities;
*	failure to have effective internal control over financial reporting;
*	fluctuations in results; and
*	other acquisition-related expenses.

Some or all of these items could have a material adverse effect on our business and our ability to finance our business and comply with regulatory requirements. The businesses we acquire in the future may not achieve sales and profitability that would justify our investment, and any difficulties we encounter in the integration process, including in the integration of controls necessary for internal control and financial reporting, could interfere with our operations, reduce our operating margins and adversely affect our internal controls. In addition, as consolidation becomes more prevalent in the water industry, the prices for suitable acquisition candidates may increase to unacceptable levels and limit our ability to grow through acquisitions.

Contamination to our water supply may result in disruption in our services and products, and litigation which could adversely affect our business, operating results and financial condition.

Any water supply is subject to contamination, including contamination from the development of naturally-occurring compounds, chemicals in groundwater systems, pollution resulting from man-made sources, such as MtBE, and possible terrorist attacks. In the event that our water supply is contaminated, we may have to interrupt the use of that water supply until we are able to substitute the flow of water from an uncontaminated water source. In addition, we may incur significant costs in order to treat the contaminated source through expansion of our current treatment facilities, or development of new treatment methods. If we are unable to substitute water supply from an uncontaminated water source, or to adequately treat the contaminated water source in a cost-effective manner, there may be an adverse effect on our revenues, operating results and financial condition. The costs we incur to decontaminate a water source or an underground water system could be significant and could adversely affect our business, operating results and financial condition and may not be recoverable from consumer pricing demands. We could also be held liable for consequences arising out of human exposure to hazardous substances in our water supplies or other environmental damage. For example, private plaintiffs have the right to bring personal injury or other toxic tort claims arising from the presence of hazardous substances in our drinking water supplies. Our insurance policies may not be sufficient to cover the costs of these claims. In addition to the potential pollution of our water supply as described above, in the wake of the September 11, 2001 terrorist attacks and the ensuing threats to the nation's health and security, we will need to take steps to increase security measures at our facilities and heighten employee awareness of threats to our water supplies. We also need to tighten our security measures regarding the delivery and handling of certain chemicals used in our business. We will continue to bear increased costs for security precautions to protect our facilities, operations and supplies. These costs may be significant. Despite these tightened security measures, we may not be in a position to control the outcome of terrorist events should they occur.

Our operating results are difficult to predict due to a number of factors that also will affect our long-term performance.

We expect our operating results to fluctuate in the future based on a variety of factors, many of which are outside our control and difficult to predict. In particular, we have a limited operating history and have faced limited direct competition in the retail context. The following factors may affect us from period to period and may affect our long-term performance:

•	changes by our competitors to their product and service offerings and new entrants into our business;

•	price competition;

•	our ability to improve or maintain gross margins in our business;

•	our ability to effectively manage the development of new business segments and markets;

•	our ability to maintain and develop new and existing marketing relationships;

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

•	our ability to manage our fulfillment processes to handle significant increases in the number of customers;

•	changes in promotional support offered by strategic partners;

•	our ability to maintain, upgrade and develop our internal computer systems and our supply, support and distribution processes;

•	fluctuations in consumer spending on ice cubes, bottled water and related products;

•	technical difficulties, system downtime or Internet disruptions;

•	our ability to attract new and qualified personnel in a timely and effective manner and retain existing personnel;

•	governmental regulation and taxation policies; and

•	general economic conditions and the water industry.

Increased competition could hurt our business.

Our industry is highly competitive. The principal areas of competition are pricing, packaging, development of new products and flavors and marketing campaigns. Our products compete with a wide range of products produced by a relatively large number of manufacturers, most of which have substantially greater financial, marketing and distribution resources than we do.

Important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, branded product advertising and pricing. Our products compete with Diamond Ice based in Tasmania, Schur Ice based in Denmark and Aqua Ice based in the United States, and with products of much larger and substantially better financed competitors, including the products of numerous nationally and internationally known producers such as The Coca-Cola Company, PepsiCo Inc., and Cadbury Schweppes plc. We also compete with companies that are smaller or primarily local in operation. Our products also compete with private label brands such as those carried by grocery store chains, convenience store chains, and club stores. There can be no assurance that we will not encounter difficulties in gaining market share or position due to competition in our industry. If our revenues decline, our business, financial condition and results of operations could be adversely affected.

Change in consumer preferences may reduce demand for some of our products.

There is increasing awareness and concern for the health and safety consequences of water and food. Our future success will depend, in part, upon our ability to develop and introduce different and innovative products. In order to increase our market share, we must develop and introduce different and innovative products and be competitive in the areas of quality and health, although there can be no assurance of our ability to do so. There is no assurance that consumers will purchase our products in the future. Additionally, our ICE ROCKS® product is considered a premium product and to maintain market share during recessionary periods we may have to reduce profit margins which would adversely affect our results of operations. Product lifecycles for some brands and/or products and/or packages may be limited to a few years before consumers' preferences change. Our industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us if we misjudge such preferences. We may be unable to achieve volume growth through product and packaging initiatives. We also may be unable to penetrate new markets. If our revenues decline, our business, financial condition and results of operations will be adversely affected.

Our distributors and customers are material to our success. If we are unable to maintain good relationships with our distributors and customers, our business could suffer.

We continually seek to expand distribution of our products by entering into agreements with regional and other direct store delivery distributors having established sales, marketing and distribution organizations. Many of these distributors are affiliated with and manufacture and/or distribute other brands and other products which, in many cases, may compete directly with our products. The marketing efforts of our distributors are important for our success. If our brands prove to be less attractive to our distributors and/or if we fail to attract additional distributors, and/or distributors do not market and promote our products above the products of our competitors, our business, financial condition and results of operations could be adversely affected. Unilateral decisions could be taken by our distributors, and/or convenience chains, grocery chains, specialty chain stores, club stores and other potential customers to not carry any of our products, or to discontinue carrying any of our products that they are carrying at any time, which could cause our business to suffer.

Increases in cost or shortages of raw materials or increases in costs of packaging could harm our business

The principal raw materials used by us comprise plastic trays, the costs of which are subject to fluctuations. Due to the consolidations that have taken place in the plastics industry over the past few years, the prices of plastic continue to increase. These increased costs, together with increased costs primarily of energy and gas and freight likely will result in increases in certain product costs which are ongoing and are expected to continue to exert pressure on our gross margins. In addition, certain of our co-pack arrangements allow such co-packers to increase their charges based on certain of their own cost increases. We are uncertain whether the prices of any of the above or any other raw materials or ingredients will continue to rise in the future and whether we will be able to pass any of such increases on to our customers.

We may not correctly estimate demand for our products.

Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products or are unable to secure sufficient ingredients or raw materials including, but not limited to, plastic trays, labels, or packing arrangements, we might not be able to satisfy demand on a short-term basis.

The costs of packaging supplies are subject to price increases from time to time and we may be unable to pass all or some of such increased costs on to our customers.

Our packaging supplies contracts will allow our suppliers to alter the costs they charge us for packaging supplies based on changes in the costs of the underlying commodities that are used to produce those packaging supplies, such as resin for plastic. These changes in the prices we pay for our packaging supplies occur at certain predetermined times that vary by product and supplier. Accordingly, we bear the risk of increases in the costs of these packaging supplies, including the underlying costs of the commodities that comprise these packaging supplies. We do not use derivative instruments to manage this risk. If the cost of these packaging supplies increases, we may be unable to pass these costs along to our customers through corresponding adjustments to the prices we charge, which could have a material adverse effect on our results of operations.

Significant changes in government regulation may hinder sales.

The production, distribution and sale in the United States of many of our products is subject to the Federal Food, Drug and Cosmetic Act; the Dietary Supplement Health and Education Act of 1994; the Occupational Safety and Health Act; various environmental statutes; and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. New statutes and regulations may also be instituted in the future. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or such products may have to be recalled and/or reformulated and/or packaging changed, thus adversely affecting our financial condition and operations. California law requires that a specific warning appear on any product that contains a component listed by the State as having been found to cause cancer or birth defects. While none of our products are required to display warnings under this law, we cannot predict whether an important component of any of our products might be added to the California list in the future. We also are unable to predict whether or to what extent a warning under this law would have an impact on costs or sales of our products.

If we are unable to maintain brand image or product quality, or if we encounter product recalls, our business may suffer.

Our success depends on our ability to maintain and build brand image for our existing products, new products and brand extensions. We have no assurance that our advertising, marketing and promotional programs will have the desired impact on our products' brand image and on consumer preferences. Product quality issues, real or imagined, or allegations of product contamination, even if fake or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products. We may be required from time to time to recall products entirely or from specific co-packers, markets or batches. Product recalls could adversely affect our profitability and our brand image. We do not maintain recall insurance.

While we have to date not experienced any credible product liability litigation, there is no assurance that we will not experience such litigation in the future. In the event we were to experience product liability claims or a product recall, our financial condition and business operations could be materially adversely effected.

If we are not able to retain the full-time services of senior management it may have an adverse effect on our operations and/or our operating performance until we find suitable replacements.

Our business is dependent, to a large extent, upon the services of our senior management. We do not maintain key person life insurance for any members of our senior management. We have entered into a three-year employment agreement, effective September 1, 2006, with Jose-Francisco Klujsza (our President/Chief Executive Officer) which ends August 31, 2009, and three-year employment agreements with Stewart B. Levitan (our Executive Vice President/Chief Operating Officer), Jean-Jean Pelletier (our Senior Vice President—Business Development), and Robert Pelletier (our Vice-President of Creative/Public Relations), each of which ends on or about May 31, 2009. As of the date of this Current Report, Mr. Klujsza, our President, is not a U.S. citizen and does not have a work-permit to enter the United States. However, Mr. Klujsza currently has a multiple entry business B1/B2 Visa, issued on April 28, 2006 and expiring on April 26, 2011, and is in the process of making application to comply with applicable U.S. immigration laws. The Company’s operations may be materially adversely affected if Mr. Klujsza’s travels to the United States are limited or otherwise restricted by U.S. immigration laws. The loss of services of any of these persons or any other key members of our senior management could adversely affect our business until a suitable replacement can be found. There may be a limited number of personnel with the requisite skills to serve in these positions and we may be unable to locate or employ such qualified personnel on acceptable terms.

Our auditor’s report reflects the fact that without realization of additional capital, it would be unlikely for us to continue as a going concern.

As a result of our deficiency in working capital at June 30, 2006 and other factors, our auditors have included a paragraph in their report regarding substantial doubt about our ability to continue as a going concern. Our plans are to seek additional funding through future equity private placements or debt facilities.

Potential changes in accounting practices and/or taxation may adversely affect our financial results.

We cannot predict the impact that future changes in accounting standards or practices may have on our financial results. New accounting standards could be issued that could change the way we record revenues, expenses, assets and liabilities. These changes in accounting standards could adversely affect our reported earnings. Increases in direct and indirect income tax rates could affect after tax income. Equally, increases in indirect taxes (including environmental taxes pertaining to the disposal of containers) could affect our products' affordability and reduce our sales.

Our cash flow may not be sufficient to fund our long term goals.

We may be unable to generate sufficient cash flow to support our capital expenditure plans and general operating activities. In addition, the terms and/or availability of our credit facility and/or the activities of our creditors could affect the financing of our future growth.

If we are not able to manage our growth, our business could be affected adversely.

We anticipate expanding our operations to help grow our customer base and to take advantage of favorable market opportunities. Any future expansion will likely place significant demands on our managerial, operational, administrative and financial resources. If we are not able to respond effectively to new or increased demands that arise because of our growth, or, if in responding, our management is materially distracted from our current operations, our business may be affected adversely.

We will need additional capital, and we cannot be sure that additional financing will be available.

Historically, we have funded our operations and capital expenditures through proceeds from private equity and debt financings. Although we currently anticipate that the proceeds from the WBOA Private Offering, together with our anticipated cash flow from operations, will be sufficient to meet our cash needs for the next 12 months, we will require additional financing thereafter. Our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and condition of the capital markets at the time we seek financing. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock and Series A Convertible Preferred Stock, and our stockholders may experience dilution.

Any significant disruption in service or in our computer systems could result in a loss of customers.

Our reputation and ability to attract, retain and serve our customers will be dependent upon the reliable performance of our infrastructure and fulfillment processes. Interruptions could make our systems unavailable and hinder our ability to service our customers. Service interruptions could diminish the overall attractiveness of our service to potential customers.

Privacy concerns could limit our ability to leverage our customer data.

In the ordinary course of business, and in particular, in connection with certain payment and credit card billing functions, we will collect and utilize data supplied by our customers. We will face certain legal obligations regarding the manner in which we treat such information. Other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected regarding users’ consumer habits. Increased regulation of data utilization practices, including self-regulation, as well as increased enforcement of existing laws, could have an adverse effect on our business.

Our reputation and relationships with customers would be harmed if our billing data were to be accessed by unauthorized persons.

To secure transmission of confidential information obtained by us for billing purposes, including customers’ credit card data, we will rely on licensed encryption and authentication technology. In conjunction with the payment processing companies, we will take measures to protect against unauthorized intrusion into our customers’ data. If, despite these measures, we experience any unauthorized intrusion into our customers’ data, current and potential customers may become unwilling to provide the information to us necessary for them to become customers, and our business could be affected adversely.

In addition, because we will obtain customers’ billing information, we will not obtain signatures from customers in connection with the use of credit cards by them. Under current credit card practices, to the extent we do not obtain cardholders’ signatures, we are liable for fraudulent credit card transactions, even when the associated financial institution approves payment of the orders. From time to time, fraudulent credit cards likely will be used to obtain our service. Typically, these credit cards will not have been registered as stolen and therefore will not be rejected by our automatic authorization safeguards. While we will have a number of other safeguards in place, we nonetheless may experience some loss from these fraudulent transactions. We do not currently carry insurance against the risk of fraudulent credit card transactions. A failure to adequately control fraudulent credit card transactions would harm our business and results of operations.

Our relationship with customers and payment processing companies could be harmed if our billing software fails.

Problems with our billing software may have an adverse effect on our customer satisfaction and may cause one or more of the major payment processing or credit companies to disallow our continued use of their payment products. In addition, if our billing software fails and we fail to bill customers, our cash flow and results of operations will be affected adversely.

Increases in payment processing fees would increase our operating expenses and adversely affect our results of operations.

Our customers likely will pay for our services predominately using credit cards, debit cards and electronic checks. Our acceptance of these payment methods requires our payment of certain fees. From time to time, these fees may increase. We expect the payment processing companies will further increase their transaction fees in the future. Such increase will adversely affect our results of operations if we elect not to raise our rates to offset the increase.

If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. We recently received confirmation of registration with the United States Patent and Trademark Office (“USPTO”) of Patent No. US 7,093,816 B2 for ICE ROCKS ® presently in the name of Thierry Lacan and Bruno Ledoux. Beneficial ownership of the said patent vests with WBOA, having been assigned to the latter by its predecessors in title, namely Messrs. Lacan and Ledoux, the whole in accordance with the Contribution Agreement of a Business Enterprise and Various Assets, entered into and concluded on April 8, 2004. We are preparing the appropriate assignment documentation for filing with the USPTO. From time to time we expect to file additional trademark and patent applications. Nevertheless, these applications may not be approved, third parties may challenge any patents issued to or held by us, third parties may knowingly or unknowingly infringe our patents, trademarks and other proprietary rights, and we may not be able to prevent infringement without substantial expense to us. If the protection of our proprietary rights is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to customers and potential customers may become confused in the marketplace and our ability to attract customers may be adversely affected.

We own numerous trademarks that are very important to our business. We also own the copyright in and to portion of the content on the packaging of our products. We regard our trademarks, copyrights, and similar intellectual property as critical to our success and attempt to protect such property with registered and common law trademarks and copyrights, restrictions on disclosure and other actions to prevent infringement. Product packages, mechanical designs and artwork are important to our success and we take action to protect against imitation of our packaging and trade dress and to protect our trademarks and copyrights as necessary. However, there can be no assurance that other third parties will not infringe or misappropriate our trademarks and similar proprietary rights. If we lose some or all of our intellectual property rights, our business may be materially adversely affected.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our patent and marketing activities.

Trademark, copyright, patent and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technology and business processes. We may use the intellectual property of third parties in merchandising our products and marketing our service through contractual and other rights in connection with various co-branding opportunities. If we are unable to obtain sufficient rights or develop non-infringing intellectual property or otherwise alter our business practices on a timely basis in response to claims against us for infringement, misappropriation, misuse or other violation of third party intellectual property rights, our business and competitive position may be affected adversely. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of our business. We have not exhaustively searched patents relative to our technology. Defending ourselves against intellectual property claims, whether they are with or without merit or are determined in our favor, results in costly litigation and diversion of technical and management personnel. It also may result in our inability to use our current technology. As a result of a dispute, we may have to develop non-infringing technology, enter into royalty or licensing agreements, adjust our service and marketing activities or take other actions to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us.

We may become engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

As of the date of this Current Report, there were no pending legal proceedings to which we are a party or to which any of our businesses, assets or properties is subject. From time to time, we may become subject to litigation or claims that could negatively affect our business operations and financial position. Such disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management’s time and attention, and could negatively affect our business operations and financial position.

We may incur additional risks because of the "best efforts" nature of this Offering.

We have no guarantee that any of the Units offered hereby will be sold because this is a “best efforts” offering. In addition, we reserve, in our sole discretion, the unconditional, arbitrary and exclusive right to discontinue this Offering at any time, to reject subscriptions in whole or in part, or to allot to any subscriber fewer than the number of Units for which such subscriber has subscribed.

We may incur risks for uninsured losses on equipment and properties.

While we intend to maintain comprehensive insurance on our equipment and properties, including fire, liability and extended coverage insurance, there are certain risks that may be uninsurable or not insurable on terms which are believed by our management to be economical. If we do not obtain such insurance and such a disaster occurs to or causes the destruction of our equipment or property, we could lose both your invested capital and anticipated profits in our business.

If our financial projections do not adequately anticipate certain external and internal expenses, we may not be able to operate profitably.

Our financial projections are based in part upon facts and events over which we will have no control, including, but not limited to, that there will be no substantial unforeseen increases in our expenses. There can be no assurance that actual events will correspond with these assumptions. No assurance can be given that any distributions will be made to investors, or as to the amount thereof, since our ability to make distributions is dependent upon our cash flow, financial condition and other factors.

Our officers and directors and their affiliates will exercise significant control over the Company

As of the date of this Current Report, and assuming the conversion following exercise of all stock, warrants and options that may be issued by the Company, our executive officers and directors will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. In addition, our management has broad discretion to adjust the application and allocation of the net proceeds of this Offering for general corporate and working capital purposes in order to address changed circumstances and opportunities. We cannot currently determine the specific amount of funds, and the timing of any payments, that may be required in connection with the use of the net proceeds allocated to working capital. As a result of the foregoing, our success will be substantially dependent upon the discretion and judgment of our executive officers with respect to the application and allocation of the Company’s assets and properties.

Our investors are subject to substantial dilution and we do not intend to pay dividends in the foreseeable future.

Our investors will experience immediate and significant dilution in the pro forma net tangible book value of their shares upon the closing of this Offering. We have not paid any dividends on our common stock since inception and do not intend to pay dividends on our common stock in the foreseeable future because we anticipate that we will re-invest earnings to grow and expand our business model. Any earnings which we may realize in the foreseeable future will be retained to finance the growth of the Company.

Following the closing of the Share Exchange and Share Purchase Agreement with Autostrada, our and Autostrada’s capital stock will continue to be deemed a low-priced “penny” stock. An investment in our capital stock should be considered high risk and subject to marketability restrictions.

As defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to: (i) deliver to the customer, and obtain a written receipt for, a disclosure document; (ii) disclose certain price information about the stock; (iii) disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer; (iv) send monthly statements to customers with market and price information about the penny stock; and (v) in some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules. Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Following the closing of the Share Exchange and Share Purchase Agreement with Autostrada, our and Autostrada’s capital stock will be thinly traded. As a result you may be unable to sell at or near ask prices or at all if you need to liquidate your shares.

Autostrada’s common stock is thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing its common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that Autostrada and we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if you need money or otherwise desire to liquidate their shares.

Volatility of stock price may restrict sale opportunities.

We anticipate that following the successful closing of the Autostrada transaction, our stock price will be affected by a number of factors, including stockholder expectations, financial results, the introduction of new products by us and our competitors, general economic and market conditions, estimates and projections by the investment community and public comments by other persons and many other factors, many of which are beyond our control. We may be unable to achieve earnings forecasts, which may be based on projected volumes and sales of many product types and/or new products, certain of which are more profitable than others. There can be no assurance that the Company will achieve projected levels or mixes of product sales. As a result, if our stock becomes publicly traded, our stock price may be subject to significant volatility and stockholders may not be able to sell our stock at attractive prices.

We will need additional capital in the future to finance our operations, which we may not be able to raise or it may only be available on terms unfavorable to us or our shareholders, which may result in our inability to fund our working capital requirements and harm our operational results.

We have and expect to continue to have substantial capital expenditure and working capital needs, and will need to raise additional funds to fund our operations. If operating difficulties or other factors, many of which are beyond our control, cause our cash flows to decrease, we may be limited in our ability to spend the capital necessary to complete our development programs. If our resources or cash flows do not rapidly commence, we will require additional financing to fund our planned growth. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our business or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders.

All of the securities that comprise the Series A Convertible Preferred Stock and accompanying Warrants are “restricted securities” under Rule 144.

THERE IS NO PUBLIC MARKET FOR THE SERIES A CONVERTIBLE PREFERRED SHARES AND THE WARRANTS, AND NO PUBLIC MARKET IS EXPECTED TO DEVELOP. Unless there is an effective registration statement covering the Units being offered hereby, no public sale of any of such securities can be made for at least one (1) year from the Closing of the Offering, and then, all resales of these shares must be made in accordance with SEC Rule 144. Generally, “restricted securities” can be resold under Rule 144 once they have been held for at least one (1) year provided that the issuer of the securities satisfies the “current public information” requirements; no more than one percent of the outstanding securities of the issuer are sold in any three (3) month period; the seller does not arrange or solicit the solicitation of buyers for the securities in anticipation of or in connection with the sale transactions or does not make any payment to anyone in connection with the sales transactions except the broker/dealer who executes the trade or trades in these securities; the shares are sold in “broker’s transactions” only; the seller files a Notice on Form 144 with the SEC at or prior to the sales transaction; and the seller has a bona fide intention to sell the securities within a reasonable time of the filing. No assurance can be given that Rule 144 will be available to purchasers in this Offering for the resale of their Units. Once two years have lapsed, assuming the holder of the securities is not an “affiliate” of the issuer, unlimited sales can be made without further compliance with the terms and provisions of Rule 144.

Existing governmental regulations are applicable to us and will result in additional expense.

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Sarbanes-Oxley Act imposes a wide variety of new regulatory requirements on publicly-held companies and their insiders. Many of these requirements will affect us. For example:

* Our chief executive officer and chief financial officer must now certify the accuracy of all of our periodic reports that contain financial statements;

* Our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures; and

* We may not make any loan to any director or executive officer and we may not materially modify any existing loans.

The Sarbanes-Oxley Act has required us to review our current procedures and policies to determine whether they comply with the Sarbanes-Oxley Act and the new regulations promulgated thereunder. We will continue to monitor our compliance with all future regulations that are adopted under the Sarbanes- Oxley Act and will take whatever actions are necessary to ensure that we are in compliance.

We are subject to periodic reporting requirements pursuant to the Securities Exchange Act of 1934.

Section 14(a) of the Exchange Act requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the Securities and Exchange Commission regarding proxy solicitations, as outlined in Regulation 14A. Matters submitted to stockholders of our Company at a special or annual meeting thereof or pursuant to a written consent will require our Company to provide our stockholders with the information outlined in Schedules 14A or 14C of Regulation 14; preliminary copies of this information must be submitted to the Securities and Exchange Commission at least 10 days prior to the date that definitive copies of this information are forwarded to our stockholders. We are also required to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities Exchange Commission on a regular basis, and will be required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a current report on Form 8-K.

We are deemed to be a “small business issuer” by the Securities and Exchange Commission.

The integrated disclosure system for small business issuers adopted by the Securities and Exchange Commission in Release No. 34-30968 and effective as of August 13, 1992, substantially modified the information and financial requirements of a "Small Business Issuer," defined to be an issuer that has revenues of less than $25,000,000; is a U.S. or Canadian issuer; is not an investment company; and if a majority-owned subsidiary, the parent is also a small business issuer; provided, however, an entity is not a small business issuer if it has a public float (the aggregate market value of the issuer's outstanding securities held by non-affiliates) of $25,000,000 or more. We are deemed to be a "small business issuer." The Securities and Exchange Commission, state securities commissions and the North American Securities Administrators Association, Inc. ("NASAA") have expressed an interest in adopting policies that will streamline the registration process and make it easier for a small business issuer to have access to the public capital markets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

This Current Report contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact should be considered “forward-looking statements” for purposes of these provisions, including statements that include projections of, or expectations about, earnings, revenues or other financial items, statements about our plans and objectives for future operations, statements concerning proposed new products or services, statements regarding future economic conditions or performance, statements concerning our expectations regarding the attraction and retention of customers and retail locations, statements about market risk and statements underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “potential” or “continue,” or the negative thereof or other similar words. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations or any of our forward-looking statements will prove to be correct. Actual results and developments are likely to be different from, and may be materially different from, those expressed or implied by our forward-looking statements. Forward-looking statements are subject to inherent risks and uncertainties, some of which are summarized in “WBOA BUSINESS - Risks Related to Our Business.”

Overview

The Company operates in two segments, the drinking water segment and the ice cube and corporate segment.

The drinking water segment provides customers with purified spring water. It is delivered by truck to the homes and offices of customers. The spring is located in Gatineau, Quebec, and serves the surrounding area.

The ice cube segment has not yet commenced operations. Once operations begin in the first quarter of 2007, the Company will package spring water into patented disposable ice cube trays and distribute the commercially packaged product to restaurants, bars and retail outlets. The Company has obtained patents and trademarks on the packaging and design of the ice cube product. Water for the ice cubes will be obtained from springs in France and Canada.

Significant Transactions

On July 28, 2005, the Company entered into an agreement in which it would purchase a working drinking water spring in New Brunswick, Canada (the “Spring”). The counterparties to the purchase agreement included an individual who held $300,000 of WBOA convertible notes payable. The purchase price was $1,062,419, and was paid by the issuance of 857,143 shares of Common Stock - Series A, 85,714 options to purchase shares of WBOA for $0.77 per share, a note payable to the seller (“Investor”) in the amount of $344,250, assumption of certain legal fees and liabilities and $20,250 cash. The shares were valued at $0.14 per share, or $122,472. This value was based on other transactions that were occurring at the time. The options were valued using the Black Scholes model, and it was determined they had no value. As part of its purchase of the Spring, WBOA also agreed to assume the note payable to the Investor of $526,500.

Cash	$20,250
Debentures	344,250
Common A shares	122,472
Purchase debenture	526,500
Accrued expenses	7,434
Legal expense	41,513
$1,062,419

The Company bought the land that contained the spring, a building in which the water bottling was conducted, certain bottling equipment, and other miscellaneous furniture and equipment. In addition, as the Spring was fully functional prior to foreclosure by the bank, there were standards and practices in place to bottle the water and deliver it to customers, and access to certain supervisors who could oversee the operation. There was also access to customers who would buy the water.

Over the next several months, the Company planned to commence the principal operations of the Spring, but never obtained the financing to begin full-scale operations. During this time, the original Investor of the Spring continued putting money into the Spring to maintain the equipment, pay certain employees, and to otherwise keep the Spring operational.

Troubled Debt Restructuring

In December, 2005, it became clear that WBOA would be unable to meet its obligations to the Investor. As a result, negotiations commenced in which, among other things, it was determined that WBOA would give the Spring back to the Investor in exchange for the Investor forgiving all WBOA’s indebtedness to him. In addition, the Investor agreed to pay WBOA $397,337 cash to re-obtain the Spring.

Since the Investor gave concessions that he would not have otherwise given without the existence of the financial hardship of WBOA, this transaction was determined to be a troubled debt restructuring in accordance with SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings.

On February 11, 2006, the date the deal was executed, WBOA owed the Investor $1,965,162. The carrying value of the Spring on WBOA’s books was $1,000,727. After payment of certain legal and accounting costs, the net difference was a gain to WBOA of $811,194. This was recorded as a gain on troubled debt restructuring.

The operations of the Spring were consolidated with WBOA beginning on the date of purchase, July 28, 2005 and ending on February 11, 2006.

Agreements for Water Supply and Ice Cube Manufacture

At the time of the troubled debt restructuring, WBOA also negotiated certain agreements with the Investor. These agreements gave WBOA the right to half of the expected water output of the Spring, or 800,000,000 liters of water, per year. The Investor also agreed to purchase a secured ice cube manufacturing machine to produce ice cubes for WBOA for a price of up to $517,260.

In exchange, WBOA granted an option to the Investor to buy up to 1,714,286 shares of Company stock for $0.77 per share. These options were given a value of $256,016 using the Black-Scholes single option model with the following inputs:

Stock value on date of grant	$0.11
Expected life in years	5 years
Stock price volatility	100%
Risk free interest rate	3.25%
Dividends during term	None

WBOA also agreed to purchase a certain amount of ice cubes from the Spring each year. This agreement was subsequently renegotiated, and there are no future unconditional purchase commitments.

Results of Operations and Financial Condition

Drinking Water Segment

The drinking water segment in Gatineau is a relatively stable business, with the revenue spread across many customers who take delivery of the water in 18-liter bottles.

Results of Operations in 2005 versus 2004

Net sales in 2005 increased $74,000 over 2004 for a variety of reasons. There was also a foreign currency exchange rate shift resulting in a change of $16,000. There was a new private labeling customer in 2005 which gave us an additional $12,000 of revenue. We also saw increased demand for the standard 18-liter bottles, which resulted in an additional $26,000 of revenue. Finally, there was a push away from renting coolers to customers, and toward motivating the customers to buy their own coolers. This generated increased cooler sale revenue and also raised the maintenance revenue we recognized.

Costs of sales increased $20,000 over 2004 due in large part to the increased production level. We had an increase in production labor and related costs of $11,000 and increased spending on water treatment and repair of the bottling equipment.

Selling expenses were higher in 2005 by $18,000. This was due to an increase in the cost of delivery of the water to customers and a slight increase in advertising.

General and administrative costs were the same overall in 2005 as 2004, but there was increased spending for administrative salaries and utilities, with a corresponding $10,000 decrease in professional fees.

Interest and finance fees were the same in 2005 as 2004.

Results of Operations for the Nine Months Ended June 30, 2006 versus 2005

Net sales for the nine months ended June 30, 2006 were higher than the similar period in 2005 by $55,000. This was due to revenue in New Brunswick of $47,000 partially ofset by a private label customer we had in 2005 that did not continue ordering from us in 2006. The revenue generated from this customer in 2005 was $10,000. We also had an increase in our normal 18-liter bottle delivery of $13,000. Cooler rental and sales activity was lower by $2,000 in 2006, and our other sales were lower by $4,000.

Costs of sales for 2006 was lower than 2005 by $4,000. We spent $5,000 more on production labor and related costs, and $9,000 less on repair of the bottling equipment.

Selling expenses were less in 2006 by $9,000. We spent $5,000 less on shipping and delivery and $5,000 less on advertising.

General and administrative expenses were $16,000 higher in 2006 due to an increase in administrative salaries of $4,000, an increase in insurance premiums of $5,000, and an increase in professional fees of $3,000.

Interest and finance fees in 2006 were $2,000 higher in 2006 than in 2005.

Ice Cube and Corporate Segment

Results of Operations in 2005 versus 2004

The Company has not yet begun commercial operations in the ice cube segment. Consequently, there are no material revenues for this segment.

Costs of sales increased $46,000. The only costs incurred in 2004 related to some inventory the Company had purchased in France. Specifically, the Company wrote off $26,000 of that inventory in 2004 and another $40,000 in 2005. As it was writing off actual product, this was considered a cost of sale. Also in 2005, the Company purchased a water spring in New Brunswick, Canada. The intent of this purchase was to use the water from the spring to make ice cubes. In 2005, there were labor and related costs of $22,000 to maintain the equipment and to generally keep up the facility. These costs were also considered costs of sales.

Selling expenses increased $78,000 from 2004 to 2005. The majority of this increase, $59,000 was due to travel expenses. The travel was primarily to Europe to strategize sales and distribution and negotiate with the Company’s French contacts and resources, to New Brunswick to meet with and strategize with the Company’s contacts there, and to Miami, Florida where the Company had set up a sales operation. Another $15,000 of the increase was due to entertainment necessary to form and maintain relationships with potential distributors.

General and administrative expenses were the same overall in 2005 as in 2004. There was a decrease of $742,000 in consulting fees due to termination of a consulting agreement entered into in 2004 related to the Ice Rocks acquisition. There was an increase in other consulting fees of $425,000 which was paid to individuals serving the Company in various capacities. There was an increase of $37,000 in rent as the Company got new office space in Miami, Florida. Legal fees increased $60,000, and travel expenses increased $92,000 related to the acquisition of the New Brunswick spring, the new location in Miami and various trips to arrange financing. Patents acquired in 2004 as part of the Ice Rocks acquisition were written off in 2004, without a corresponding writeoff in 2005. This caused a decrease in general and administrative costs in 2005 of $74,000.

Interest and finance fees increased in 2005 by $142,000 due to the increase in convertible debentures of approximately $2.2 million since the beginning of 2005.

Results of Operations for the Nine Months Ended June 30, 2006 versus 2005

The Company has not yet begun commercial operations in the ice cube segment. Consequently, there were no significant revenues generated.

Costs of sales increased by $82,000 for the nine month period ended June 30, 2006 versus the corresponding period in 2005. These costs were primarily labor, which increased $45,000.

Selling expenses increased $24,000 primarily driven by an increase in entertainment costs of $27,000 and an increase in advertising costs of $17,000. These increases were partially offset by a decrease in selling-related travel costs of $17,000.

General and administrative costs decreased by $104,000 over the corresponding period in 2005. This difference includes a $300,000 increase in compensation to management. Additionally, it includes stock options with a value of $287,000 that were given to management and various service providers and consultants. It also includes an increase in accounting and legal fees of $164,000 and $81,000 respectively. Travel expenses also increased by $42,000 versus the corresponding nine months in 2005. These increases were offset by a gain on troubled debt restructuring of $811,000.

Interest and finance charges increased by $332,000 due to $400,000 of additional borrowing and the amortization of deferred finance charges incurred with earlier financing.

Plan of Operation

Our plan of operations for the next 12 months is to implement our business plan as described in this Current Report. We currently have limited capital, and therefore, likely will not be able to take advantage of business opportunities without securing additional funding by means of equity and/or debt offerings of our securities. We intend to seek opportunities demonstrating the potential of long-term growth as opposed to short-term earnings.

 Liquidity and Capital Resources. In May, 2006, WBOA raised $1,500,000 by the sale of 12,145,745 shares of WBOA common stock at $0.1235 per share, to accredited investors, pursuant to a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. Our primary goal as it relates to liquidity and capital resources is to attain and retain the right level of debt and cash to implement our business plan. We may require additional capital financing to implement our business plan, but there can be no assurance that the requisite financings can be secured and on terms reasonably satisfactory to management. We anticipate that new credit facilities, coupled with cash to be raised from private placements of equity and/or debt securities, assuming they will be successful, will be sufficient to satisfy our operating expenses and capital until such time as revenues are sufficient to meet operating requirements.

In August 2006, Mr. Byron Messier, a Director of our Company, advanced $50,000 (non-interest bearing) to WBOA. In addition in August 2006, Messrs. Byron Messier and Wayne C. Fox advanced $300,000 as a bridge loan to WBOA for ongoing operations, which was repaid (together with accrued interest thereon), concurrent with the closing of the WBOA Private Offering.

We have historically experienced significant usage of cash in our operating activities. We have funded our working capital requirements from a combination of cash provided by private placement offerings, operations and loans provided or guaranteed by certain of our executive officers and major stockholders. If our officers and major stockholders were to discontinue lending money to us, such actions could have a material adverse effect on our business, financial condition and results of operations. We also understand from certain financing sources that personal guarantees by our Company's officers and major stockholders may still be required subsequent to our successful completion of the WBOA Private Offering. If lenders were to require such personal guarantees from our officers and major stockholders and such persons refused, our business, financial condition and results of operations could be materially adversely affected.

We expect to fund our contemplated operations through a series of equity and debt financings raised from private placements. We assume that such financing activities, if successful, will be sufficient to satisfy our operating expenses and capital requirements until such time as revenues are sufficient to meet operating requirements.

Commitments and Contractual Obligations. If the Company is able to raise aggregate proceeds in excess of $10 million at a valuation of the Company of at least $50 million during the first 12 months following the final Closing of this Offering, then the Company will issue to Michel P. Pelletier and/or his designees and affiliates, a warrant to acquire five million shares of the Company’s common stock at a nominal price of $100. Additionally, we have entered into a five-year lease for office space in Miami, Florida. The commitment made related to that operating lease is shown in the table below. Other than the contractual obligations described above and set forth in the table below, we do not have pending any other commitments and contractual obligations.

An analysis of contractual obligations follows:

		Payment Due By Period
Contractual Obligations	Total	< 1yr.	1-3 yrs	3-5 yrs.	> 5 yrs.
Debentures	108,575	75,000	33,575
Capital lease obligations	875	875
Operating lease obligations	527,885	58,705	187,125	202,379	79,676

Totals	528,760	59,580	187,125	202,379	79,676

Critical Accounting Policies

Foreign Currency

WBOA operates in Canada. The assets, liabilities and operations of WBOA were measured in Canadian Dollars, which is the Company’s functional currency. When WBOA enters into transactions in a currency other than the Canadian Dollar, the transaction is recorded in Canadian Dollars using the foreign currency exchange rate on the date of the transaction. When the resulting receivable or payable is settled, any difference due to foreign currency exchange rate fluctuations is recorded as a gain or loss on foreign currency exchange.

The financial statements as a whole were translated to US Dollars using exchange rates in effect for the periods presented. For assets and liabilities, the exchange rates at the balance sheet dates were used. For revenues, expenses, gains and losses, the exchange rates at the dates of the transactions were used. When there were numerous transactions making up revenue and expense accounts, a weighted average exchange rate was used for that account. The translation adjustment that results from using different rates for different types of accounts is recorded as a separate component of other comprehensive income.

As the Company is increasing its marketing and administrative operations in the United States, there is a risk that if the exchange rate between Canada and the United States fluctuates significantly, the Company could experience deterioration in the value of its assets.

Revenue Recognition

The Company’s revenues primarily consist of water delivered to customers. The Company also receives rental revenue for coolers that it rents to customers and revenue related to bottles supplied to customers.

The Company recognizes revenues in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Under the provisions of SAB No. 104, the Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed and determinable, and collectibility of the resulting receivable is reasonably assured. Such conditions are typically met upon delivery of the water to the customers.

The bottles supplied to the customers can be returned to the Company for the deposit amount originally paid. The Company has recorded a reserve for returned bottles based on the estimated number of bottles in circulation among its customers.

Stock-Based Compensation

The Company accounts for equity issuances to non-employees in accordance with SFAS No. 123, Accounting for Stock Based Compensation. Beginning October 1, 2006, the Company will account for equity issuances to employees and others in accordance with SFAS No. 123(R) “Share-Based Payment.”

Under SFAS No. 123, entities are required to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. When the Company issues shares or options to settle liabilities, the difference between the value of the equity issuance and the value of the liability is recorded as a gain or loss on share settlement.

Alternatively, for employee stock option grants, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income (loss) disclosures for these grants as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and provide pro forma disclosures required by SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. There were no options granted to employees in 2004 and 2005.

Recently Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board Statement issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and charges regardless of whether they meet the criterion of “so abnormal” that was originally stated in Accounting Research Bulletin No. 43, chapter 4. In addition, SFAS No. 151 requires that the allocation of fixed production overheads to conversion costs be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The implementation of this statement did not have a material effect on its financial position and results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Share Based Compensation. This statement requires companies to measure the cost of all employee stock-based compensation awards using a fair value method and to record such expense in its financial statements. The adoption of SFAS No. 123(R) also requires additional accounting and disclosures relating to the income tax and cash flow effects resulting from share-based payment arrangements. The Company will adopt the provisions of SFAS No. 123(R) beginning October 1, 2006. The Company has not yet determined the impact that adoption of this new statement will have on its consolidated financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29 (“SFAS No. 153”), which amends Opinion 29 by eliminating the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005, and implementation is done prospectively. Management does not expect the implementation of this new standard to have a material impact on its consolidated financial position, results of operations and cash flows.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, Share-Based Payment (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS No. 123R and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS No. 123R, to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. SAB 107 will not have an impact on its consolidated financial statements, since the Company has already adopted the provisions of SFAS No. 123R.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. Management does not expect the implementation of this new standard to have a material impact on its consolidated financial position, results of operations and cash flows.

In September 2005, the EITF issued EITF 05-07, Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issued (“EITF 05-07”). EITF 05-07 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be a material impact from the adoption of EITF 05-07 on our consolidated financial position, results of operations or cash flows.

In September 2005, the FASB Emerging Issues Task Force issued EITF 05-08, Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature. EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be any impact from the adoption of EITF 05-08 on our consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140. Companies are required to apply SFAS No. 155 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 155 will have a material effect on its audited condensed consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. Companies are required to apply SFAS No. 156 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 156 will have a material effect on its audited condensed consolidated financial position, results of operations or cash flows.

In July 2006, the FASB issued Interpretation (“FIN”) 48, Accounting for Uncertainty in Income Taxes—An Interpretation of Statement of Financial Accounting Standards No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently determining the effect, if any, the adoption of FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company has not determined the effect, if any, the adoption of this statement will have on its results of operations or financial position.

Going Concern

The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of the Company as a going concern. The Company's cash position may be inadequate to pay all of the costs associated with the implementation of our business plan. Management intends to use borrowings and securities sales to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue existence.

Off-Balance Sheet Arrangements

We are not aware of any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Related Party Activity

The Company has an arrangement with a shareholder in which the shareholder makes introductions and gives advice regarding financing for the Company. The individual and his company invoiced WBOA for these services. WBOA recognized cost to this shareholder of zero and $196,093 in 2004 and 2005, respectively and $156,692 (unaudited) for the nine months ended June 30, 2006. On December 9, 2005, to pay all the then outstanding invoices, the Company issued 214,286 shares of Series A stock to this individual.

Another shareholder provides service to the Company in the form of finding deals and acting as an advisor to management. He was instrumental in the purchase and disposal of the New Brunswick spring. In connection with the New Brunswick transaction, he was paid $86,630 as a commission. Additionally, he received 857,143 shares of Series A stock related to WBOA’s purchase of the Spring. At September 30, 2005, the Company owed this individual $49,004.

The founding shareholder of WBOA loans money to the Company from time to time, and takes advances from the Company from time to time. At the end of each year, the balance between the Company and this shareholder is cleared.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of October 19, 2006 by (i) each person known by the Company to be the beneficial owner of more than five percent of its Common Stock; (ii) each director; and (iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The amounts set forth in the following table are calculated after giving effect to (i) the conversion of the Exchangeable Shares into 23,529,412 shares of the Registrant’s common stock and the exercise of options to purchase 1,500,000 shares of the Registrant’s common stock, and (ii) the number of shares of the Registrant’s common stock owned by investors in the WBOA Private Offering (after giving effect to the initial closing of the WBOA Private Offering and assuming the conversion of the Series A Convertible Preferred Stock and the shares underlying the associated warrants assuming a conversion ratio on a one-for-one basis, resulting in the issuance of 7,750,000 shares of the Registrant’s common stock). Shares of common stock that may be acquired by an individual or group within 60 days of October 19, 2006, pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 43,144,260 shares of common stock outstanding.

Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Water Bank of America Inc., 1000 Rue de la Gauchetiere Ouest, Suite 2400, Montreal, Quebec, Canada H3B 4W5.

Name	Positions Held	Shares Owned	%

Jose Francisco Klujsza (1)	President/CEO/Director	1,506,664	3.37%

Stewart B. Levitan (2)	Executive Vice President/Chief Operating Officer	520,702	1.19%

Jean-Jean Pelletier (3)	Senior Vice President/ Business Development/Director	2,156,079	4.96%

Robert P. Pelletier (4)	Vice-President of Creative/ Public Relations/Director	1,863,959	4.29%

Jean-Sebastien Drouin (5)	Vice-President of Logistics/Supply	18,750	*

Michel P. Pelletier (6)	Director	1,657,854	3.83%

Byron Messier (7)	Director	351,080	*

Bruno Ledoux (8)	Director	2,980,750	6.91%

J. Ross Colbert (9)	Director	15,379	*

Adrian Cruz (10)	Director	-	*

3841944 Canada Inc.(11)		7,901,768	18.25%

Quantum Merchant Bankers, LLC (12)		3,406,936	7.90%

All executive officers and directors as a group (10 persons)		11,071,217	24.10%

* Less than one percent.

(1)    Includes options to purchase 1,506,664 shares immediately exercisable by Mr. Klujsza.

(2)    Includes options to purchase 520,702 shares immediately exercisable by Mr. Levitan.

(3)    Includes (i) 292,120 shares held directly in the Registrant, and (ii) twenty percent (20%) of the shares held by 3841944 Canada Inc., constituting 1,551,459 shares, in which Mr. Jean Jean Pelletier may be deemed to be the beneficial owner; Mr. Jean Jean Pelletier disclaims beneficial ownership with respect to eighty percent (80%) of the shares held by 3841944 Canada Inc. Also includes options to purchase 312,500 shares immediately exercisable by Mr. Jean Jean Pelletier.

(4)    Includes twenty percent (20%) of the shares held by 3841944 Canada Inc., constituting 1,551,459 shares, in which Mr. Robert P. Pelletier may be deemed to be the beneficial owner; Mr. Robert P. Pelletier disclaims beneficial ownership with respect to eighty percent (80%) of the shares held by 3841944 Canada Inc. Also includes options to purchase 312,500 shares immediately exercisable by Mr. Robert P. Pelletier.

(5)    Includes options to purchase 18,750 shares immediately exercisable by Mr. Drouin.

(6)    Includes twenty percent (20%) of the shares held by 3841944 Canada Inc., constituting 1,551,459 shares, in which Mr. Michel P. Pelletier may be deemed to be the beneficial owner; Mr. Michel P. Pelletier disclaims beneficial ownership with respect to eighty percent (80%) of the shares held by 3841944 Canada Inc. Also includes options to purchase 106,395 shares immediately exercisable by Mr. Michel P. Pelletier.

(7)    Mr. Messier’s address is c/o ForStar Capital, 130 King West, Suite 2950, Toronto, Ontario, Canada, M5X 1C7.

(8)    Includes 469,223 shares held by Mr. Ledoux directly; and an additional 1,863,779 shares and 647,748 shares held by Societe LUPBSA and IR, respectively, which Mr. Ledoux may be deemed to share voting and dispositive power in connection with his executive capacities in those entities. Mr. Ledoux’s address is 5 Rue Tilsitt, 75008, Paris, France.

(9)    Mr. Colbert’s address is 208 Georgetown Road, Weston, Connecticut, 06883.

(10)   Mr. Cruz’s address is 7820 Mindello Street, Coral Gables, Florida, 33143.

(11)   Includes 7,757,296 shares issued and outstanding in the name of 3841944 Canada Inc. The sole shareholder of 3841944 Canada Inc. is a trust for the benefit of the Pelletier family comprised of Pierre Pelletier and Monique Pelletier, husband and wife, and each of their adult children, Messrs. Jean Jean Pelletier, Robert P. Pelletier and Michel P. Pelletier. Each of the five (5) beneficial owners of the trust may be deemed to own an equal twenty percent (20%) of the trust beneficiary interests, representing 1,551,459 shares in the Company. Each of the five (5) beneficial owners disclaims beneficial ownership with respect to the other eighty percent (80%) of the shares held by 3841944 Canada Inc. Also includes options to purchase 106,395 shares and 38,077 shares immediately exercisable by Pierre Pelletier and Monique Pelletier, husband and wife. Each of Messrs. Jean Jean Pelletier, Robert P. Pelletier and Michel P. Pelletier disclaims beneficial ownership with respect to such options. The address of 3841944 Canada Inc. is c/o Feldman Rolland, 5 Place Ville Marie, Suite 1537, Montreal, Quebec, Canada, H3B 2G2.

(12)   The address of Quantum Merchant Bankers, LLC is 11111 Santa Monica Boulevard, Suite 500, Los Angeles, California, 90025.

Contractual Arrangements Regarding Changes in Control

Except as indicated above or in Item 1.01, there are no arrangements or understandings that may result in a change in control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identity of Directors and Executive Officers

See Item 5.02 below.

Family Relationships

Jean-Jean Pelletier, Robert P. Pelletier and Michel P. Pelletier are brothers. Except for the preceding sentence, there are no family relationships by or between any of the directors or executive officers.

Pending Legal Proceedings

To the knowledge of our management, no director or executive officer is party to any action in which any has an interest adverse to us.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 70,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). As of the date of this Current Report, we will have 43,144,260 shares of Common Stock issued and outstanding and held of record by 67 stockholders [assuming (i) the conversion of the Exchangeable Shares into 23,529,412 shares of the Registrant’s common stock and the exercise of options to purchase 1,500,000 shares of the Registrant’s common stock, and (ii) the number of shares of the Registrant’s common stock owned by investors in the WBOA Private Offering (after giving effect to the initial closing of the WBOA Private Offering and assuming the conversion of the Series A Convertible Preferred Stock and the shares underlying the associated warrants assuming a conversion ratio on a one-for-one basis, resulting in the issuance of 7,750,000 shares of the Registrant’s common stock)], and 4,600,000 shares of Series A Convertible Preferred Stock issued and outstanding held of record by 10 stockholders.

Common Stock

Each share of our Common Stock entitles the holder thereof to one vote for each share on all matters submitted to the stockholders. Our Common Stock is not subject to redemption or to liability for further calls. Holders of our Common Stock will be entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available therefor and to share pro rata in any distribution to stockholders. Our stockholders have no conversion, preemptive or other subscription rights. Shares of authorized and unissued Common Stock are issuable by the Board of Directors without any further stockholder approval.

Preferred Stock

The issuance of shares of Preferred Stock under certain circumstances could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company. As of the date of this Current Report, the Company has no plan or arrangement for the issuance of any shares of Preferred Stock other than the Series A Convertible Preferred Stock described in this Current Report.

Series A Convertible Preferred Stock:

Designation. This series shall consist of five million (5,000,000) shares of Preferred Stock and shall be designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The face amount of each share of Series A Preferred Stock (each, a “Preferred Share” and collectively, the “Preferred Shares”) shall be fifty cents ($0.50) (the “Stated Value”).

Dividends. The holders of the Series A Preferred Stock shall be entitled in any year out of the profits or surplus available for dividends to receive an annual six percent (6%) per share dividend (cumulative) based on their Stated Value, payable quarterly, in cash; provided, however, that the Company may elect, to pay dividends in shares of Common Stock. Dividends to be paid in shares of Common Stock shall be at fair market value (as determined by the Company’s Board of Directors) but in no event less than 03/100.Dollars ($0.03) per share on an annual basis. For all other dividends or distributions, holders of Series A Preferred Stock shall participate with holders of Common Stock on an as-converted basis.

Priority in Liquidation. Upon the occurrence of a liquidation event (including a dissolution or winding up) of the Company, the assets available for distribution shall be paid ratably to the holders of Series A Preferred Stock in preference to holders of all other classes of stock, in an amount equal to the Stated Value plus accrued but unpaid dividends (if any). After the payment of the aforementioned preference, the balance of the proceeds shall be paid pro rata to holders of Series A Preferred Stock and Common Stock. A merger, acquisition or sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company immediately prior to such event do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be liquidation for purposes of the liquidation preference, excluding the contemplated reorganization transaction involving the Company and Water Bank of America Inc., a Canadian corporation (the “WBOA Reorganization Transaction”).

Conversion. Each holder of Series A Preferred Stock shall have the right to convert, at any time and from time to time after issuance, all or any part of the Preferred Shares held by such holder into such number of fully paid and non-assessable shares of the Common Stock as is determined in accordance with the terms hereof.

The Series A Preferred Stock shall be automatically converted, on a one-for-one basis (subject to the anti-dilution adjustments described below), into the Company’s Common Stock on the later of (i) the closing of the WBOA Reorganization Transaction, and (ii) six months and one day following the date of the final closing of the offering described in that certain Private Placement Memorandum dated June 14, 2006 by Water Bank of America Inc. (the “WBOA Offering”), provided there is then an effective registration statement on file with the Securities and Exchange Commission relating to the issuance and resale of all shares of the Company’s Common Stock issuable on conversion of the Series A Preferred Stock offered thereby (or such earlier period provided there is then an effective registration statement with the Securities and Exchange Commission).

Each share of Series A Preferred Stock shall automatically convert into the Company’s Common Stock, on a one-for-one basis (subject to certain anti-dilution adjustments) upon the consummation of an underwritten public offering by the Company at a valuation of the Company of at least $50 million and with aggregate proceeds in excess of $10 million, provided there is then an effective registration statement on file with the Securities and Exchange Commission relating to the issuance and resale of all shares of the Company’s common stock issuable on conversion of the Series A Preferred Stock.

If for any reason the automatic conversion events have not occurred within two years following the closing of the WBOA Offering, then, so long as a holder of Series A Preferred Stock is not an affiliate of the Company, the Series A Preferred Stock shall automatically convert on such two-year anniversary date.

The one-for-one conversion ratio of the Series A Preferred Stock shall not be adjusted for issuances of common stock upon future grants of stock options to employees, directors or consultants under a stock option or restricted stock plan (providing for employee options in the aggregate not to exceed twenty-five percent (25%) of the Company’s Common Stock on the closing date of the WBOA Offering, excluding six million (6,000,000) shares of the Company’s Common Stock reserved for senior WBOA executive management thereunder). The conversion ratio of the Series A Preferred Stock shall also be subject to proportional anti-dilution adjustments in the event of a stock split or stock dividend.

Redemption Right. There are no redemption rights for any of the Preference Shares.

Voting Rights. The holders of the Series A Preferred Stock, as a group, shall be entitled to elect one representative on the Board of Directors and one representative on any committee of the Board of Directors. Except as required by law, Series A Preferred Stock shall vote on an as-converted basis and shall vote with the holders of Common Stock on all matters presented to the shareholders.

Registration Rights. The Company shall use its best efforts to register the Common Stock underlying the Series A Preferred Stock for resale pursuant to a registration statement to be filed with the Securities and Exchange Commission not later than the day that is six months and one day following the final closing of the WBOA Offering unless there is already an effective registration statement on file with the Securities and Exchange Commission.

Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the written approval of the holders of not less than two-thirds (2/3rds) of the outstanding shares of Series A Preferred Stock:

(i)    alter, change, modify or amend (x) the terms of the Series A Preferred Stock in any way, or (y) the terms of any other capital stock of the Company so as to affect adversely the Series A Preferred Stock;

(ii)   create any new class or series of capital stock having a preference over the Series A Preferred Stock as to redemption or distribution of assets upon a liquidation, dissolution or winding up of the Company;

(iii)   increase the authorized number of shares of Series A Preferred Stock;

(iv)   re-issue any shares of Series A Preferred Stock which have been converted or redeemed in accordance with the terms hereof;

(v)   purchase, redeem or otherwise acquire for value, or declare, pay or make any provision for any dividend or distribution with respect to junior securities, other than the repurchase of shares of Common Stock from employees upon the termination or such employees’ employment or the payment of cash in lieu of fractional shares in the event of a stock split, stock dividend, reverse stock split or similar transaction; or

(vi)    issue any Series A Preferred Stock except pursuant to the terms of the WBOA Offering.

In the event that the holders of two-thirds (2/3rds) or more of the outstanding shares of Series A Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock pursuant to the terms hereof, then the Company shall deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the “Dissenting Holders”) and the Dissenting Holders shall have the right for a period of ten (10) trading days following such delivery to convert their Preferred Shares pursuant to the terms hereof as they existed prior to such alteration or change, or to continue to hold such Preferred Shares. No such change shall be effective to the extent that, by its terms, such change applies to less than all of the shares of Series A Preferred Stock then outstanding.

Warrants

Prior to the exercise of any Warrants, holders of such Warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise, statutory appraisal rights or the right to vote such underlying securities.

Company Call Right/Redemption Right (at Company’s option). In the event that (i) the average closing bid prices per share of our common stock, as quoted on the Over-The-Counter Bulletin Board (or such other exchange or stock market on which our common stock may then be listed or quoted) over a period of twenty (20) consecutive trading days ending on or after six months and one day following the date hereof, equals or exceeds 300% of the Exercise Price (appropriate adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the common stock occurring after the date hereof), and (ii) the average daily trading volume over that period is at least fifty thousand (50,000) shares of common stock, then thereafter, provided there is then an effective registration statement on file with the Securities and Exchange Commission relating to the issuance and resale of all shares of common stock issuable on exercise of these Warrants, we, upon fifteen (15) calendar days prior written notice (the “Notice Period”) given to the Holder with ten (10) business days of the end of such twenty (20) consecutive trading day period, may call the Warrants, in whole or in part, at a redemption price equal to $.01 per share of common stock then purchasable pursuant to the Warrants called for redemption. The Holder shall have the right to exercise the Warrants prior to the end of the Notice Period. As of the last day of the Notice Period, any Warrants timely and validly called for redemption by us shall terminate and permanently cease to be exercisable.

Registration Rights. We will use its best efforts to register the common stock underlying the Warrants for resale pursuant to a registration statement to be filed with the Securities and Exchange Commission not later than the day that is six months and one day following the final Closing of the WBOA Private Offering unless there is already an effective registration statement on file with the Securities and Exchange Commission.

Cashless Exercise Feature. In lieu of paying the Exercise Price of a Warrant, a holder may present and surrender a Warrant to us in a cashless exercise transaction

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are traded on the OTC Bulletin Board under the symbol "ASDA.OB"; however, there is not and has not been any "established trading market" for these securities. With the contemplated name change to "Waterbank of America (USA) Inc.," effective October 19, 2006, we will be required to get another trading symbol.

There has never been a publicly-traded market for the securities of WBOA.

No assurance can be given that any "established trading market" will ever commence, or continue, if one does commence. The resale of "restricted securities" and other securities of our Company that are currently outstanding or that may be issued in the future could have an adverse effect on any such market that may commence or exist in the future. 8,400,000 shares of our Company common stock that were issued and outstanding immediately prior to the closing of the Share Exchange and Share Purchase Agreement with WBOA have satisfied all requirements of Rule 144 to be publicly traded; however, 4,266,280 of those shares are subject to resale under various Lock-Up/Leak-Out Agreements that provide that for a period of 12 months from the closing of the Share Exchange and Share Purchase Agreement on October 18, 2006, that holders can only sell 1/12th of these shares in any monthly period, on a non-cumulative basis, in accordance with the "manner of sale" and "brokers' transaction" requirements of Rule 144. "Non-cumulative is defined to mean that if no shares are sold in one monthly period, they cannot be carried over to the next period. As part of this share purchase, Autostrada cancelled 400,000 shares of our common stock.

On or after October 18, 2007, all of the remaining shares of our currently outstanding common stock will be available for public resale under Rule 144, provided, however, the resale of certain of these shares will be subject to certain volume restrictions for those shares that are held by members of our management or other "affiliates" of our Company.

Generally, "restricted securities" can be resold under Rule 144 once they have been held for at least one year (subparagraph (d) thereof), provided that the issuer of the securities satisfies the "current public information" requirements (subparagraph (c)) of the Rule; no more than 1% of the outstanding securities of the issuer are sold in any three month period (subparagraph (e)); the seller does not arrange or solicit the solicitation of buyers for the securities in anticipation of or in connection with the sale transaction and does not make any payment to anyone in connection with the sales transaction except to the broker/dealer whom executes the trade or trades in the securities (subparagraph (f)); the shares are sold in "brokers' transactions" only (subparagraph (g)); the seller files a Notice on Form 144 with the Securities and Exchange Commission at or prior to the sales transaction (subparagraph (h)); and the seller has a bona fide intent to sell the securities within a reasonable time of the filing of such Form. Once two years have lapsed, assuming the holder of the securities is not an "affiliate" of the issuer, unlimited sales can be made without further compliance with the terms and provisions of Rule 144.

Holders

The number of record holders of our common stock as of October 19, 2006, was approximately 70. WBOA had approximately 41 holders of its common stock prior to the completion of the Share Exchange and Share Purchase Agreement with Autostrada, with the majority of whom were not "U. S. Persons" as defined in Regulation S of the Securities and Exchange Commission.

Dividends

We have not declared any cash dividends with respect to our common stock and do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty; however, there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

WBOA has not declared or paid any dividends since its inception.

Legal Proceedings

Neither Autostrada nor WBOA is a party to any pending legal proceeding and, to the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against us or WBOA. No director, executive officer or affiliate of ours, WBOA or owner of record or beneficially of more than five percent of our or WBOA's common stock is a party adverse to us or WBOA or has a material interest adverse to us or WBOA in any proceeding.

Code of Ethics

We are in the process of adopting a Code of Ethics for our executive officers to be applicable to all employees and directors. We expect to adopt such a Code of Ethics at our next regularly scheduled Board of Directors meeting. 2113261 also does not have a Code of Ethics, and as a wholly-owned subsidiary of ours, any Code of Ethics adopted by us will apply to 2113261.

RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the Share Exchange and Share Purchase Agreement, we issued to the Trustee pursuant to the Voting and Exchange Agreement to the Share Exchange and Share Purchase Agreement 23,529,412 shares of our "restricted securities" for the WBOA stockholders upon conversion of the Exchangeable Shares. The stockholders of WBOA acquired their shares in transactions that we believe were exempt from the registration requirements under the accredited investor exemptions and/or other available exemptions pursuant to applicable Canadian provincial laws, rules and regulations, and otherwise pursuant to Regulation S of the Securities and Exchange Commission.

In addition, concurrent with the closing of the Share Exchange and Share Purchase Agreement, the parties held the initial closing of the WBOA Private Offering, pursuant to which: (i) WBOA accepted subscriptions from 10 accredited investors to purchase 4,600,000 shares of WBOA Series A Convertible Preferred Stock and 1,150,000 warrants to purchase 1,150,000 shares of the Company’s common stock, for aggregate consideration of $2,300,000, and (ii) the Company accepted subscriptions from two accredited investors to purchase 2,000,000 shares of Company common stock for aggregate consideration of $1,000,000. These securities were issued to persons who were either "accredited investors," or "sophisticated investors" or who were not "U. S. Persons" who, by reason of education, business acumen, experience or other factors, were fully capable of evaluating the risks and merits of an investment in WBOA or our Company; and each had prior access to all material information about us and WBOA. We believe that the offer and sale of these securities was exempt from the registration requirements of the Securities Act pursuant to Sections 4(2) and 4(6) thereof and Rule 506 of Regulation D of the Securities and Exchange Commission, which preempt state exemptions, and with respect to the those whom were not "U. S. Persons," pursuant to Regulation S of the Securities and Exchange Commission. We refer you to Item 1.01 above.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Autostrada

Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

WBOA

Article 124(1) of the Canada Business Corporations Act (hereinafter the “CBCA”) provides that except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if:

a)	he acted honestly and in good faith with a view to the best interests of the corporation; and

b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Article 124(2) provides that a corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and (b).

According to Section 124(3) a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

a)	was substantially successful on the merits in h is defense of the action or proceeding; and

b)	fulfills the conditions set out in paragraphs (1)(a) and (b).

Additionally a corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him;

a)
in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

b)
in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Items 1.01, 2.01 and 5.01 above.

Pursuant to the Share Exchange and Share Purchase Agreement with WBOA, the current officers and directors of WBOA became members of our Board of Directors and our executive officers, to serve until the next respective annual meetings of our stockholders and our Board of Directors and until their respective successors are elected and qualified or until their prior resignations or terminations. Our Autostrada directors and executive officers resigned, in seriatim, on closing of the Share Exchange and Share Purchase Agreement.

Directors are elected by our stockholders to serve until the next annual meeting of our stockholders or until their successors have been elected and have duly qualified. Officers are appointed to serve until the annual meeting of our Board of Directors following the next annual meeting of our stockholders and until their successors have been elected and have qualified.

The following is a summary of the business experience of each of our current directors and executive officers:

Directors and Executive Officers

The names of our directors and executive officers, as well as their respective ages and positions with the Company, are as follows:

Name	Age	Position

Jose Francisco Klujsza	45	President/Chief Executive Officer and Director

Stewart B. Levitan	58	Executive Vice President/Chief Operating Officer

Jean-Jean Pelletier	36	Senior Vice President/Business Development and Director

Robert P. Pelletier	33	Vice-President of Creative/Public Relations and Director

Jean-Sebastien Drouin	34	Vice-President of Logistics/Supply

Michel P. Pelletier	41	Director

Byron Messier	56	Director

Bruno Ledoux	41	Director

J. Ross Colbert	51	Director

Adrian Cruz	60	Director

 Jose Francisco Klujsza has served as a Company Director since September, 2006, and serves as our Company’s President and Chief Executive Officer effective as of September 1, 2006. Mr. Klujsza has more than 20 years experience in various executive capacities in sales and franchise operations at multinational corporations, and has a strong background in Finance and Strategic Planning with a broad knowledge of Latin American markets and long-term work experience in Mexico and Brazil. Prior to joining our Company, Mr. Klujsza served as Vice President-Sales at PepsiCo Beverages for Mexico and for the Latin American Region. In that role, Mr. Klujsza’s division experienced sustained double digit growth, overcoming increasing competition in the beverage category, due to his strong connections with the most important retailers in the region. Since 1990, Mr. Klujsza served as Franchise Director supervising bottling operations in various markets throughout Central Mexico, Strategic Planning Director, Finance Director and Planning and Treasury Director. Prior to his career with PepsiCo, Mr. Klujsza acted as the Financial and Control Manager for Gillette do Brazil. Mr. Klujsza has earned degrees in Economics, Law, a postgraduate degree in Finance and a MBA from IBMEC (Business School of the Brazilian Institute for Capital Markets). Portuguese is Mr. Klujsza’s mother tongue and, in addition, he is proficient in Spanish, French and English.

Stewart B. Levitan has served as the Company’s Executive Vice President and Chief Operating Officer since June, 2006. Mr. Levitan has more than 30 years experience in various executive capacities with the top U.S. beverage companies representing manufacturers and distributors. Immediately prior to his serving as a Company executive officer, Mr. Levitan acted as President of The Levitan Group, a consulting firm to manufacturers and private equity groups evaluating acquisitions, new product launches and growth opportunities in soft beverages, spirits, beer, confection, ingredient, and nutritional products categories. Recent assignments handled by The Levitan Group included Ethos bottled water, Aspen Pure bottled water, a proposed whole leaf tea introduction and an efficacious beverage ingredient formula. As a beverage industry veteran, Mr. Levitan has been instrumental in creating a global market for premium-bottled water. Previously, Mr. Levitan served as President and Chief Executive Officer of Natural Icelandic Spring Water with responsibility for the product launch and market positioning of the Natural Icelandic Spring Water bottled water brand in the U.S. and worldwide. Prior to joining Natural Iceland Spring, Mr. Levitan served as President and Chief Operating Officer of Naya, Inc., and was responsible for introducing Naya Canadian Natural Spring Water to global markets and steering the brand into strategic partnerships with internationally established companies including Cadbury Beverages and Coca-Cola Enterprises. During Mr. Levitan’s tenure, the Naya brand grew into the #1 selling Canadian bottled spring water in the world. Given the relatively undeveloped level of market penetration and consumer acceptance of bottled water in the late 80’s and early 90’s, Mr. Levitan is credited with helping elevate the bottled water category from a small niche to the second leading selling beverage category in the US. Mr. Levitan is recognized for his ability and experience in developing brands, positioning smaller companies in the marketplace, and establishing sales distribution networks. Mr. Levitan has developed strong relationships with key distributors, brokers and trade partners across many distribution channels. Previously, Mr. Levitan served as Director of Marketing for Canada Dry Bottling/Coors Distributing Companies of New York, Business Development Manager for Pepsi-Cola Bottling Group and Division Sales Manager for Dr. Pepper Co. While at Canada Dry/Coors of New York, Mr. Levitan led the effort to introduce Coors, Labatt’s, Orangina, flavored sparkling waters and other products. Mr. Levitan holds a Bachelor of Science in Journalism and Communications from the University of Florida, Gainesville, Florida. Mr. Levitan currently resides with his wife, Laura, and their two children in Atlanta, GA.

Jean-Jean Pelletier is a Co-Founder of the Company, and currently serves as the Company’s Senior Vice President - Business Development. Mr. Pelletier has more than 12 years hands-on entrepreneurial experience with development stage companies, and has marketed products and services in the technology, telecommunication, advertising, sports, public relations, holiday resorts, and financial services industries. Mr. Pelletier has more than six years experience in the water industry, and has an existing network of contacts throughout Europe, Asia and America, and especially in Mexico. Mr. Pelletier was instrumental in identifying the ICE ROCKS® product and its acquisition in 2004, and in populating the Company’s Advisory Board with top level executives in the beverage and water industry. Mr. Pelletier has studied Political Science at the University of Montreal, and Marketing at the business school of Hautes Études Commerciales in Montreal. Mr. Pelletier speaks French, English and Spanish.

Robert P. Pelletier is a Co-Founder of the Company, and currently serves as the Company’s Vice President - Marketing and Public Relations. Prior to his involvement with the Company, Mr. Robert Pelletier worked with the Lise Watier Cosmetics Group, Talent Corporation, the Ocean Drive magazine in Miami, Gianni Versace and Alliance Atlantis Vivafilm. Mr. Pelletier’s recent focus has been on developing ICE ROCKS® new packaging and the Company’s corporate image in connection with the Company’s anticipated ICE ROCKS® product launch in Europe and America.

Jean-Sebastien Drouin joined the Company at its inception, and has served as the Company’s Vice President - Logistics and Supply since 2004, responsible for coordinating the Company’s operations and marketing departments. Mr. Drouin has more than 15 years experience in management, logistics and transportation working as Technical Director with The Mad Science Group, Director of Operations at Eklipse Luminaire Architectural, and as Coordinator of the Interior Design and Visual Presentation Design program at LaSalle Group. Mr. Drouin has worked with the Canadian Olympic Association, Planet Hollywood Corporation, and the Bell and Illuminating Engineering Society of North America, and has traveled and conducted business in China, Taiwan, Korea, United States, Latin America and Canada.

Michel P. Pelletier is a Co-Founder of the Company and serves on the Company’s Board of Directors. Mr. Michel Pelletier also serves as the President of Rockies Financial Corporation, a junior capital pool company listed on the TSX Venture under the symbol RKI.P. From 2000 to 2002, Mr. Michel Pelletier acted as Chief Executive Officer of North American Spring Water Inc. Previously, from 1999 to 2000, he was District Vice-President, Quebec, for Fidelity Investment Canada Ltd.; from 1997 to 1999, he acted as Regional Vice-President and Regional Sales Manager for Mackenzie Financial Services Inc.; in 1997, he was Managing Director, Marketing, at Spectrum United Inc. (Sun Life Canada); from 1996 to 1997, he was the Quebec representative for the Payroll Savings Program at the Bank of Canada; from 1996 to 1997, he was a Financial Advisor with Midland Walwyn Capital Inc.; and from 1994 to 1996, he was a Financial Advisor with Valeurs Mobilières Desjardins Inc. and RBC Dominion Securities Inc. (Royal Bank of Canada). Mr. Michel Pelletier holds an Arts and Sciences Degree from the University of Montreal and has earned a certificate in strategic financial analysis from Harvard Business School.

Byron Messier has served as a member of the Company’s Board of Directors since June, 2006. Mr. Messier is currently a Managing Partner of ForStar Capital, a private equity company based in Toronto. Prior thereto, from 1991 - 2003, Mr. Messier was President and Chief Executive Officer of Lombard Insurance Company, headquartered in Toronto. Lombard Insurance and three other Canadian property and casualty insurance companies went public in 2003 and Mr. Messier served as President and Chief Executive Officer of the holding company, Northbridge Financial, until his retirement on December 30, 2005. Mr. Messier also serves as a Director of Hub International Ltd., a New York Stock Exchange listed insurance brokerage, headquartered in Chicago. He is past Chairman of Underwriters Adjustment Bureau and Underwriter’s Laboratory of Canada. Mr. Messier began his career in the insurance industry in Montreal in 1966. Mr. Messier is fluent in French and English and is married with two adult children.

Bruno Ledoux has served as a member of the Company’s Board of Directors since June, 2006. Mr. Ledoux is co-founder, director and shareholder of the Colbert Orco Group, directly and indirectly controlling assets of about 500 million Euros. This Company has carried out numerous real estate projects, mainly in Paris, alone or in partnership with companies such as GE Capital and Lehman Brothers. He is President and a shareholder of Peninsula Golf Promotion Group (PGP), investor and developer of an operation in St. Tropez representing an investment of 140 million Euros and consisting of the construction of a golf course designed by Gary Player, with 180 villas. He is co-founder, director, and shareholder in the SAEMOG Company, created in partnership with the Accor Group and the Belgian Company Thomas et Piron, in view of creating a beachfront resort in the town of Essaouira (formerly Mogador) in Morocco. This operation, directly negotiated with the Moroccan government, represents an overall investment of about 470 million Euros. He is a shareholder in Tecla S.A., jewelers of international renown, specializing in cultured pearls. Lastly, he is a co-founder of the ICEROCKS® group, a Company specializing in the manufacture of secured spring water ice cubes, and which recently became part of Water Bank of America Inc. Mr. Ledoux sits on the Board of Directors for Rockies Financial Corporation.

J. Ross Colbert has served as a member of the Company’s Board of Directors since June, 2006. Mr. Colbert has 22 years of beverage industry experience and has completed more than 60 transactions across numerous industry segments including soft drinks, bottled water, juice, beer, contract packaging, and equipment suppliers and packaging companies. He has advised several of the largest national and global beverage companies such as Nestle, Cadbury Schweppes, Heineken and PepsiCo, as well as many privately-owned, middle market companies in the industry. Mr. Colbert has also worked closely with leading private equity funds and financial institutions in structuring beverage industry acquisitions and divestitures. In 2002 Mr. Colbert co-founded Strategic Food Capital Partners, a private equity fund dedicated to food industry investments. Prior to forming BMC/Haas Financial in 1999, Mr. Colbert was President of Haas Financial, LLC from 1990 to 1998 during which time he led the firm’s merchant banking and investment banking activities in the U.S., Latin America, Europe and emerging markets. Prior to joining Haas in 1987, Mr. Colbert held a managerial position with Cadbury-Schweppes, Inc., BCI, and the Coca-Cola Bottling Company of Miami, where he began his career in 1981. Mr. Colbert graduated from the University of Hawaii and completed the Executive Program of the Wharton School of Business of the University of Pennsylvania in 1987. He received an MBA from the University of New Haven in 1989.

Adrian Cruz has served as a member of the Company’s Board of Directors since May, 2006. Mr. Cruz has extensive senior management experience on six continents. Mr. Cruz is the former President of GlaxoSmithKline for Latin America and the Caribbean, the world’s second largest pharmaceutical company. Prior thereto, Mr. Cruz held senior executive management positions at SmithKline Beecham, Sterling Winthrop, Cyanamid International, and Pfizer. He is currently a Senior Partner at ACPZ Venture Capital. Mr. Cruz has served as a Private Sector Business advisor to several Presidents from Costa Rica and Mexico, and as a member of the Executive Committee of the Latin America Work Group of the Pharmaceutical Association. In 1983, Mr. Cruz co-founded the Mexican Multiple Sclerosis Society, a nonprofit research organization. In 1993, he sponsored and implemented Project Tanya in Magdalena del Penasco, Oaxaca, an award-winning private-sector community-improvement project in one of the poorest areas of Mexico. Throughout his management career, Mr. Cruz has made extensive use of simulation and business war games to enhance decisionmaking, build effective teams, and develop talented managers. His success in numerous simulation projects inspired him to bring the benefits of simulation-based educational programs to senior officials in the public sector. Mr. Cruz is the Founder and Senior Director of Crisis Simulations International, which programs provide senior officials in the public and private sectors the opportunity to safely learn from deliberate attacks, major accidents, and natural disasters before real lives and property are at stake. Mr. Cruz served in the U.S. Army, receiving numerous decorations and distinctions in the Army Security Agency attached to the 173rd Airborne Brigade in Vietnam. He later served in the U.S. Army Southern Command as a Latin America Economic and Political Expert, based at Ft. Clayton, Panama Canal Zone, supporting U.S. Embassy military attaches in that region. As a member of the Board of Advisors of the D.C.-based Inter-American Dialogue (the premier U.S. center for policy analysis, communication, and exchange on Western Hemisphere affairs), Mr. Cruz contributes regularly to the Dialogue's Latin America Advisor newsletter. He sponsored and edited 21st Century Health Care in Latin America and the Caribbean, Prospects for Achieving Health for All, 1998, Institute for Alternative Futures, with Julio Frenk, Secretary of Health, Mexico. Mr. Cruz earned his MBA in General Management from Harvard Business School (where he was awarded a COGME scholarship) and his BA in Business Administration from Eastern Michigan University. Mr. Cruz is fluent in English, Spanish, and Portuguese, and has a working knowledge of Italian.

Advisory Board

Management has access, from time to time, to the services of advisors who possess expertise directly relevant to the Company's present and anticipated management and operational interests. The Company's Advisory Board meets as a group from time to time at the Company's principal executive office, and, in addition, individual advisors are available to meet with Company management on an as-needed basis to provide guidance with respect to specific projects. Advisory Board members are free to render services to other companies.

The current members of the Company's Advisory Board include:

John I. Dickerson has been the President and Chief Executive Officer of Summit Global Management, Inc. since 1994, and its sole owner since February, 2000. Mr. Dickerson is also the Managing General Partner of Summit Water Equity Fund, L.P. and Summit Value Investors, L.P. both private placement investment limited partnerships. Since July 1999, Mr. Dickerson has been a director and Chairman of Monitor Capital Inc., a broker-dealer affiliate of Summit located in San Diego, California. From January 1992 to December 1994, Mr. Dickerson served as Managing Director of Summit Asset Management, a division of a Registered Investment Advisor in La Jolla, California, which was the predecessor to Summit Global Management, Inc. He has served continuously since 1968 as a professional investment portfolio manager using a value investment approach, and began a special interest in water industry and related securities in 1979 in conjunction with his decade of experience serving as the Treasurer for a municipal water utility. Mr. Dickerson also served as a Founding Director of Vidler Water Company, a subsidiary of a public company, which is engaged in the ownership and development of water rights and water storage projects in the western United States. Mr. Dickerson graduated from Colorado State University, Fort Collins, Colorado with a BA degree in Business Administration in 1963. He also participated in graduate studies at George Washington University and American University, Washington, D.C. in Monetary Economics in 1964 and 1965, while employed as an international economic analyst for the Central Intelligence Agency.

Marcel Aubut, a key figure in Canadian business and an icon in the world of sports, O.C., O.Q., Q.C, has been a corporate lawyer for more than thirty years. A partner with Heenan Blaikie, he is a member of both the National Management Committee and the Executive Committee of Heenan Blaikie. In 1983, Mr. Aubut founded the firm of Aubut Chabot. He was president and chief executive officer of Productions Trans-Amérique Ltée., and founding president and chief executive officer of Parc technologique du Québec métropolitain. Mr. Aubut was the principal architect behind the formation of the Quebec Nordiques and their entry into the National Hockey League, and was also a member of the NHL's Board of Governors. He was chairman and chief executive officer of Rendez-Vous 87, an international festival of sports, culture and the arts held in Quebec City; at a time when the Iron Curtain was dividing the world, organizing an event where the Soviet Union, Canada and the United States participated shoulder to shoulder. Mr. Aubut also ignored political barriers when he orchestrated the defection of Czech hockey players, forcing the NHL to open its doors to the Eastern Bloc countries. He did not hesitate to challenge the monopoly that for a long time controlled the broadcasting of hockey games, which led to a competitive environment that now benefits the world of professional sports. Mr. Aubut has served as a director to may companies, including Atomic Energy Canada, Cinar, Hydro-Québec, The Laurentian Group, Investors Group of Mutual Funds, Entreprises Premier CDN Ltée, Les Industries Amisco Ltée, Donohue Matane Inc., La Société de développement du Loisir et du Sport du Québec, Sodic Québec Inc., International Continental Insurers Ltd., Québec 2002, National Hockey League Pension Society, Cabano Transport, Boreal Insurance Inc., Desmarais et Frères, Aeterna Laboratories, La Fondation Nordiques, and Purolator Courier. Mr. Aubut currently is presiding over an economic development mega project in the Quebec region in Canada. Mr. Aubut’s numerous community and philanthropic activities include the Canadian Cancer Society, the Multiple Sclerosis Society of Canada, the Heart and Stroke Foundation, the Fondation Jean Lapointe and the Red Cross. Marcel Aubut's passion for sports remains as vivid as it was in the early days of the Nordiques. In 2005, he was elected to the Board of Directors and the Executive Committee of the Canadian Olympic Committee. In the spring of 2006, to promote the Olympic spirit in Québec City, he organized Célébrons l'excellence, a string of festivities that will remain a milestone in the history of the city and of the Olympic movement. For his exceptional contribution to Canada and Quebec, Mr. Aubut was appointed Queen's Counsel in 1987. That same year, he became a Member of the Order of Canada and was elevated to the rank of Officer in 1993. And, in 2006, he was made Officier de l'Ordre national du Québec.

Rodolfo Cavalcanti has joined the WBOA Advisory Board effective immediately. Mr. Cavalcanti has more than 34 years experience as an advertising and marketing executive in Latin America, and currently serves as the Partner and Chief Executive Officer of BBDO Mexico, responsible for the advertising strategy in Mexico of several multinational companies, including PepsiCo, Daimler-Chrysler, Bayer, Nestlé, Kraft Foods, Campbell’s and Casa Cuervo. Mr. Cavalcanti has received numerous awards recognizing his advertising and marketing expertise, including the 2005 Merit Award for his Advertising Trajectory (Asociacion de Radiodifusores del Valle De Mexico), the 2004 Adman of the Year (Mask of Excellence-Personae Magazine), the 2003 Industry Ethics and Value Award (delivered by the President of the country on behalf of the National Confederation of Industries), the 2001 Adman of the Year (Merit Gold Award-Ocho Columnas Newspaper), the 1999 Creative Circle (for his Advertising Trajectory), and the 1995 Adman of the Year (ADCEBRA Magazine). Mr. Cavalcanti’s expertise also has been recognized in the advertising and marketing industries through his numerous years as a juror in many Festivals, including The New York Festival (1996-2006), The Cresta Awards (1999-2006), The London Festival (1999), The Clio Awards (1998), and The Cannes Festival (1996). Mr. Cavalcanti has published numerous articles in newspapers and magazines circulated in Brazil, Mexico and other locations around the world.

Charles-André Sauvé has acted as legal counsel for the Company since inception, involved in the negotiation and preparation of all principal commercial agreements for the Company. Mr. Sauvé assists and regularly liaises with the different professionals retained by the Company. Mr. Sauvé holds a Bachelor degree in es-sciences (B.SC.), as well as a Bachelor of Law (L.L.B.), both awarded by the University of Montreal in 1994 and 1995 respectively. Called to the Bar Association of Quebec in 1996, Mr. Sauvé first practiced in the area of labour law in Montreal. Mr. Sauvé has been a member of the law firm of Feldman Rolland, s.e.n.c. since May 2000 and became a partner in January 2006. He works primarily in the areas of commercial litigation and corporate law.

Tony Maciocia currently serves as President of Mantab Inc., specializing in the importation and distribution of a diverse line of food and related products, sold nationwide to food service distributors, food processors and manufacturers under Mantab’s private brand names as well as customers’ private brands. The Company intends to enter into an agreement to use the channels developed by Mantab to distribute the Company’s products. Mantab Inc. was established more than 50 years ago and has longstanding supply relationships in the Pacific Rim, Europe, South Africa and South America, as well as strong contacts and exclusive representations from the Middle East. While sourcing products from all over the world to meet its customer’s needs, Mantab, under Mr. Maciocia’s supervision, leads a team of food service experts who are available to provide customers with valuable resources through expertise and technology. Mr. Maciocia focuses on helping his suppliers operate efficiently, improve their inventory turnover, and thereby, increase their bottom line. Prior to his involvement at Mantab, Mr. Maciocia served in an executive capacity with Cargill Corporation as Head of Sales and Marketing for the branded meat programs in the Quebec and eastern Ontario regions generating sales in excess of $200 million annually, while simultaneously playing a key role in the co-branding of these premium programs for major retailers across Canada. Previously, Mr. Maciocia was a Co-Founder of the Tomenzo Agency Inc., which specialized in establishing a broker network and sales force for meat products in North America. After completing his studies, Mr. Maciocia attended l’Institut de tourisme et d’hôtellerie du Québec (ITHQ) and graduated as a culinary chef. Mr. Maciocia subsequently took on the position of Marketing Development Officer for the Canadian Angus Meat Association, where he was instrumental in launching a “Certified Angus Beef Program” in North America.

Edward J. Agostini has extensive professional experience in marketing, management, design and strategic planning. He has advised professional firms, international organizations, corporations, and nonprofit institutions, and has directed significant projects all over the world. Mr. Agostini was based in London, England during the 1970s as a partner in a facilities management planning and design firm. Over a 20-year period, Mr. Agostini was a senior principal with several prominent international firms such as HOK, and was a chief development officer for CRSS, specializing in architecture, engineering, interior design, and construction management. In the 1990s Mr. Agostini was President of a facilities management firm specializing in strategic planning, organizational structuring, and the use of computer technology. Mr. Agostini has a wide range of international experience in the development of corporate banking, commercial hotel/resort, and institutional facilities. He also works closely with clients to develop innovative solutions to complex facilities projects dealing with strategic issues in leasing, marketing, management, real estate, and project management of a new facility. Mr. Agostini has directed significant projects in 12 foreign countries throughout his career. While at CRSS, the firm was responsible for the development of five F-15 airbases in Saudi Arabia ($2.5 billion). Clients in the hospitality industry include Hilton, Hyatt, Rock Resorts, and the Shinzen Trade Center in China, which included office, exhibition, and hotel facilities. Mr. Agostini has written articles for various professional journals and has been a frequent lecturer in the U.S. and abroad for the AIA, The Design Management Institute, and The Management Center in Europe and the AEC Conference in Tokyo, Japan. He has served on the Board of Directors of the International Facilities Management Association and was awarded the IFMA Distinguished Service Award in 1982. Mr. Agostini serves on The International Design Network Foundation Board of Directors and has participated in its product development programs in the U. S., Japan and worldwide. He is also an advisor to Material Connexion based in New York City, an innovative materials research and consulting group serving international product development groups and design professionals. Mr. Agostini is a licensed New York Real Estate Broker and has been active in serving corporate clients for over 20 years. Mr. Agostini is an active member of the Asia Society, Japan Society, The Guggenheim Museum, The Metropolitan Museum of Art, The Museum of Modern Art, and the Whitney Museum of Art. Mr. Agostini received his BA degree from New York University and attended graduate school at Cranbrook Academy of Art. He graduated from the U.S. Navy Officers Candidate School and retired as a Lieutenant in the U.S. Naval Reserve. He has been active on a task force sponsored by the National Commission of the Arts and is an advisor to LongHouse Reserve and was on the board of Jack Lenor Larsen, Inc. He has been a member of The University Club in New York City for many years and is a member of The National Arts Club.

Each member of the Advisory Board who does not otherwise serve as an officer or director of the Company will receive such compensation as agreed to by the Company management. All members of the Advisory Board will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Advisory Board.

Executive Compensation

The following table sets forth the anticipated annual compensation for services in all capacities to the Company for its executive officers:

Annual Compensation

Name and Principal Position	First Year	Salary	Bonus	Other Annual Compensation

Jose-Francisco Klujsza, President and Chief Executive Officer	2006-2007	$200,000	During the first year not less than $100,000 and up to $200,000	$20,000 relocation allowance; 401(k); no cap on medical benefits; $600 monthly automobile allowance

Stewart B. Levitan, Executive Vice President and Chief Operating Officer	2006- 2007	$150,000	Up to current year base compensation; but during the first year not less than $100,000 and up to $150,000	401(k); $1,300 monthly cap on medical benefits; $600 monthly automobile allowance

Jean-Jean Pelletier, Senior Vice President - Business Development	2006- 2007	$150,000	During the first year not less than $50,000 and up to $100,000, and thereafter, bonus equal to the current base year compensation	$10,000 relocation allowance; 401(k); $1,300 monthly cap on medical benefits; $600 monthly automobile allowance

Robert P. Pelletier, Vice President - Marketing and Public Relations	2006-2007	$135,000	Up to current year base Compensation	$10,000 relocation allowance; 401(k); $1,300 monthly cap on medical benefits; $600 monthly automobile allowance

Employment and Consulting Agreements

We have entered into a three-year employment agreement with Jose-Francisco Klujsza, effective as of September 1, 2006, to serve as our President and Chief Executive Officer and as a Director of the Company, subject to annual successive one-year renewals thereafter unless either party notifies the other party of its election not to so renew not less than 90 days prior to the expiration of the initial term or the then current renewal term, as the case may be. The base compensation payable to Mr. Klujsza is $200,000, which salary is subject to increase by a minimum of 10% and a maximum of 30% annually, and the payment of a performance bonus in a discretionary amount determined by the Company’s Board of Directors; provided, however, that Mr. Klujsza will receive a guaranteed bonus of not less than $100,000 for the first year of service (which bonus may be increased up to $200,000 as determined by the Company’s Board of Directors). The agreement further provides that Mr. Klujsza receives options to purchase an aggregate of 4,000,000 shares of the Company’s Common Stock (subject to certain anti-dilution provisions) at a price per share of $.25, vesting immediately as of the effective date as to options to purchase 1,500,000 shares, and as to the balance, 1,500,000 at the end of the 12th month thereafter, and the remaining 1,000,000 at the end of the 24th month thereafter, and exercisable for a period of five years from the date of vesting. Such options will be immediately exercisable in case of a public offering of the Company’s common stock and we will grant Mr. Klujsza piggyback registration rights. Mr. Klujsza may participate in any subsequent issuances of stock options as determined by the Company’s Board of Directors. If Mr. Klujsza is terminated other than for cause, the Company is obligated to pay his base salary for the longer of the remainder of his term, and one year after the termination date. Mr. Klujsza’s benefits also will continue at the Company’s expense during any such salary continuation period. We also have provided Mr. Klujsza with a one-time $20,000 relocation allowance. In addition, our executive officers will be entitled to participate in our benefit plans (including 401(k) plan, automobile allowance), and reimbursement of certain business expenses, including without limitation business-related travel and entertainment expenses.

Effective June 1, 2006, we entered into a three-year employment agreement with Stewart B. Levitan to serve as our Executive Vice President and Chief Operating Officer, subject to annual successive one-year renewals thereafter unless either party notifies the other party of its election not to so renew not less than 90 days prior to the expiration of the initial term or the then current renewal term, as the case may be. The base compensation payable to Mr. Levitan is $150,000, which salary is subject to increase by 25% after the first anniversary and shall not decline during the term, and the payment of a performance bonus in a discretionary amount determined by the Company’s Board of Directors; provided, however, that Mr. Levitan will receive a guaranteed minimum bonus of not less than $100,000 for the first year of service (which bonus may be increased up to $150,000). The agreement further provides that Mr. Levitan receives options to purchase an aggregate of 1,000,000 shares of the Company’s Common Stock (subject to certain anti-dilution provisions) at a price per share of $.25, vesting immediately as to options to purchase 350,000 shares, and as to the balance, in equal pro rata amounts on a quarterly basis over the next two years, and exercisable for a period of five years from the date of vesting. Such options will be immediately exercisable in case of a public offering of the Company’s common stock and we will grant Mr. Levitan piggyback registration rights. Mr. Levitan may participate in any subsequent issuances of stock options as determined by the Company’s Board of Directors. If Mr. Levitan is terminated other than for cause, the Company is obligated to pay his base salary for the longer of the remainder of his term, and one year after the termination date. Mr. Levitan’s benefits also will continue at the Company’s expense during any such salary continuation period. In addition, our executive officers will be entitled to participate in our benefit plans (including 401(k) plan, automobile allowance), and reimbursement of certain business expenses, including without limitation business-related travel and entertainment expenses.

Effective June 1, 2006, we entered into a three-year employment agreement with Jean-Jean Pelletier to serve as our Senior Vice President - Business Development, subject to annual successive one-year renewals thereafter unless either party notifies the other party of its election not to so renew not less than 90 days prior to the expiration of the initial term or the then current renewal term, as the case may be. The base compensation payable to Mr. Pelletier is $150,000 and a performance bonus equal to the current base year compensation (commencing with the fiscal year ending September 30, 2007) based upon criteria to be established by the Company’s Board of Directors; provided, however, that Mr. Pelletier will receive a guaranteed bonus of not less than $50,000 for the first year of service (which bonus may be increased up to $100,000 as determined by the Company’s Board of Directors). The agreement further provides that Mr. Pelletier receives options to purchase an aggregate of 500,000 shares of the Company’s Common Stock (subject to certain anti-dilution provisions) at a price per share of $.25, vesting immediately as to options to purchase 250,000 shares, and as to the balance, in equal pro rata amounts on a quarterly basis over the next two years, and exercisable for a period of five years from the date of vesting. Such options will be immediately exercisable in case of a public offering of the Company’s common stock and we will grant Mr. Pelletier piggyback registration rights. Mr. Pelletier may participate in any subsequent issuances of stock options as determined by the Company’s Board of Directors. If Mr. Pelletier is terminated other than for cause, the Company is obligated to pay his base salary for the longer of the remainder of his term, and one year after the termination date. Mr. Pelletier’s benefits also will continue at the Company’s expense during any such salary continuation period. We also have provided Mr. Pelletier with a one-time $10,000 relocation allowance. In addition, our executive officers will be entitled to participate in our benefit plans (including 401(k) plan, automobile allowance), and reimbursement of certain business expenses, including without limitation business-related travel and entertainment expenses.

Effective June 1, 2006, we entered into a three-year employment agreement with Robert P. Pelletier to serve as our Vice President - Marketing and Public Relations, subject to annual successive one-year renewals thereafter unless either party notifies the other party of its election not to so renew not less than 90 days prior to the expiration of the initial term or the then current renewal term, as the case may be. The base compensation payable to Mr. Pelletier is $135,000 and a performance bonus equal to the current base year compensation (commencing with the fiscal year ending September 30, 2007) based upon criteria to be established by the Company’s Board of Directors. The agreement further provides that Mr. Pelletier receives options to purchase an aggregate of 500,000 shares of the Company’s Common Stock (subject to certain anti-dilution provisions) at a price per share of $.25, vesting immediately as to options to purchase 250,000 shares, and as to the balance, in equal pro rata amounts on a quarterly basis over the next two years, and exercisable for a period of five years from the date of vesting. Such options will be immediately exercisable in case of a public offering of the Company’s common stock and we will grant Mr. Pelletier piggyback registration rights. Mr. Pelletier may participate in any subsequent issuances of stock options as determined by the Company’s Board of Directors. If Mr. Pelletier is terminated other than for cause, the Company is obligated to pay his base salary for the longer of the remainder of his term, and one year after the termination date. Mr. Pelletier’s benefits also will continue at the Company’s expense during any such salary continuation period. We also have provided Mr. Pelletier with a one-time $10,000 relocation allowance. In addition, our executive officers will be entitled to participate in our benefit plans (including 401(k) plan, automobile allowance), and reimbursement of certain business expenses, including without limitation business-related travel and entertainment expenses.

Effective June 1, 2006, we entered into a one-year consulting agreement with Michael Borkowski to provide consulting services on industry and corporate finance related matters, at an annual fee of $100,000. The agreement further provides that Mr. Borkowski receives options to purchase an aggregate of 300,000 shares of the Company’s Common Stock, vesting immediately, and exercisable for a period of three years from the date of vesting. In addition, upon the Company completing a financing aggregating $10 million, Mr. Borkowski will be granted a further option to acquire 200,000 shares of the Company’s Common Stock at the deemed price of such financing.

Executive Compensation

For information on Autostrada and our directors and executive officers prior to the closing of the Share Exchange and Share Purchase Agreement with WBOA, please see our 2005 10-KSB that is incorporated by reference in Item 9.01.

The following table sets forth the aggregate compensation paid by WBOA for services rendered during the periods indicated to those persons who were employed during such year as (i) the chief executive officer and (ii) an executive (other than the chief executive officer) whose annual compensation exceeded $100,000.

Name and Principal Position	Year	Annual Compensation
Michel P. Pelletier	2005	$17,175
Chairman and President	2004	$0
	2003	$0

Stock Option Plans

No deferred compensation or long-term incentive plan awards were issued or granted to Autostrada's management during the periods ended December 31, 2005, 2004 or 2003. Further, no member of WBOA's management has been granted any option or stock appreciation rights, other than in connection with the Employment and Consulting Agreements described above for the new WBOA executive management team, and options that were subsequently transferred by Jean-Jean Pelletier and Robert P. Pelletier to other WBOA Shareholders in connection with the cancellation of the WBOA convertible debentures described in Item 1.01 above, and options to purchase 106,395 shares issued to Michel Pelletier.

Compensation of Directors

Directors who are also employees and/or officers of the Company do not receive any additional compensation in connection with their service on the Company's Board of Directors or committees of the Board of Directors. In addition, the Company currently does not have any specific compensation arrangement to pay non-employee Directors for service on the Company's Board of Directors although the Company anticipates that it may develop such a program in the future consisting of cash, stock, and/or a combination of cash and stock, to compensate non-employee Directors for attending meetings of the Board and/or committees of the Board in person and/or telephonically.

Compliance with Section 16(a) of the Exchange Act

SEC Form 3, Statement of Beneficial Ownership, will be filed with the Securities and Exchange Commission by our officers, directors and ten percent or more shareholders, pursuant to Section 16(a) of the Exchange Act with respect to the change of control referenced in Items 1.01 and 5.01.

Involvement in Certain Legal Proceedings

To the knowledge of management, no present or former director, person nominated to become a director, executive officer, promoter or control person of our Company or of WBOA:

(1)    Was a general partner or executive officer of any business by or against which any bankruptcy petition was filed, whether at the time of such filing or two years prior thereto;

(2)    Was convicted in a criminal proceeding or named the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)    Was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i)     Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)    Engaging in any type of business practice; or

(iii)           Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)    Was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity;

(5)    Was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated; or

(6)    Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Audit, Nominating and Compensation Committees

We have no audit, nominating or compensation committees; and we do not believe that our failure to have any of these committees at this time is material, based upon our current lack of any significant business operations; however, we will review these requirements immediately in light of future operations and compliance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

Except as described below, there have been no material transactions involving $60,000 or more between WBOA and/or its directors, executive officers or five percent stockholders other than compensatory arrangements set forth under the caption "Executive Compensation," above.

 In August 2006, Mr. Byron Messier, a Director of our Company, advanced $50,000 (non-interest bearing) to WBOA. In addition in August 2006, Messrs. Byron Messier and Wayne C. Fox advanced $300,000 as a bridge loan to WBOA for ongoing operations, which was repaid (together with accrued interest thereon), concurrent with the closing of the WBOA Private Offering.

With respect to the former Autostrada operations, the Autostrada former directors and executive officers executed and delivered an Indemnification Agreement to the Registrant and WBOA whereby, for and in consideration of the additional sum of $100,000, or at the option of the newly appointed directors of the Registrant following the closing of the Share Exchange and Share Purchase Agreement, the Registrant may convey the former business operations and assets of Autostrada that are held and carried on in ASDM Holdings, Inc., a Utah corporation, and wholly-owned subsidiary of Autostrada. On or prior to the filing date of this Current Report, the Registrant agreed to convey the former business operations and assets of Autostrada that are held and carried on in ASDM Holdings, Inc. to the Autostrada former directors and executive officers and, in consideration therefor, said Autostrada former directors and executive officers agreed to jointly and severally assume, pay and indemnify and hold the Registrant and WBOA harmless from and against all claims or liabilities of Autostrada that arose or are based upon any act occurring prior to the closing of the Share Exchange and Share Purchase Agreement. As additional consideration for such sum, they will also collectively agree to cancel 400,000 shares of outstanding common stock of Autostrada that comprise a portion of the common stock of the Registrant that they currently own; and with respect to the remaining shares of common stock of the Registrant that they will continue to own, individually or among their associates, aggregating 1,000,000 shares, each will execute and deliver Lock-Up/Leak-Out Agreements that limit the resale of these shares to one-twelfth (1/12th) of the holdings of each such person per month thereafter, on a non-cumulative basis, for the next consecutive 12-month period. All sales also must be made in “brokers’ transactions” and in compliance with the “manner of sale” requirements of SEC Rule 144.

Item 8.01 Other Events.

See disclosure in Item 303 above. Quantum Merchant Bankers, LLC (“Quantum”), introduced WBOA to Autostrada, and conditioned upon this introduction was the desire of Quantum to acquire, directly or by its designated associates and others, a substantial portion of the currently outstanding and “free trading” or “restricted securities” of Autostrada that are comprised of Autostrada common stock. Concurrent with the closing of the Share Exchange and Share Purchase Agreement, Autostrada shareholders owning 1,666,280 shares of Autostrada free trading common stock sold such shares to Quantum, its designees or associates, for aggregate consideration in the amount of $50,571.25 or approximately $0.03 per share, and certain principals of Autostrada sold Quantum, its designees or associates 1,600,000 “restricted securities” comprising shares of Autostrada common stock for the aggregate sum of $150,000. In addition, concurrent with the closing of the Share Exchange and Share Purchase Agreement, an additional 2,364,848 shares of “restricted securities” of Autostrada were issued to Quantum or its designees or associates, in consideration of the introduction of our Company to Autostrada. The aggregate total of these share purchases is 5,631,128 shares or approximately 54% of the outstanding shares of common stock of Autostrada prior to the transaction with WBOA. Quantum continues to negotiate to acquire additional shares of common stock of Autostrada from members of management.

Lock-Up/Leak-Out Agreements. The purchase of all of these shares by Quantum, has as a condition of resale, the execution and delivery of Lock-Up/Leak-Out Agreements that limit the resale of these shares to no sales during the first 90 days following the later of the closing of the Share Exchange and Share Purchase Agreement with Autostrada or the filing of this Current Report, by Autostrada with the SEC, including the Registrant’s audited financial statements, and all other information that the Registrant would have been required to file with the SEC had the Registrant filed a Form 10 or Form 10-SB Registration Statement with the SEC; and one-twelfth (1/12th) of the holdings of each such purchaser may be sold each month thereafter, on a non-cumulative basis, for the next consecutive 12-month period. All sales must also be made in “brokers’ transactions” and in compliance with the “manner of sale” requirements of SEC Rule 144.

Item 9.01 Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board Of Directors And Stockholders
Water Bank of America Inc.
Montreal, Canada

We have audited the accompanying consolidated balance sheet of Water Bank of America Inc. as of September 30, 2005 and the related consolidated statements of operations, shareholders’ deficit and cash flows for each of the two year periods ended September 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Water Bank of America Inc. as of September 30, 2005 and the consolidated results of their operations and their cash flows for each of the two year periods end September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a stockholders’ deficit, has incurred substantial net losses and has substantial monetary liabilities in excess of monetary assets as of September 30, 2005. These matters, among others, raise substantial doubt about their abilities to continue as a going concern. Management's plans concerning these matters are described in Note 2. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.

Certified Public Accountants

Los Angeles, Ca

October 10, 2006

WATERBANK OF AMERICA INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2005	2006
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$88,487	$287,032
Accounts receivable, net of allowances of $4,307 (2005) and $5,650 (unaudited) at June 30, 2006	23,766	20,019
Sales taxes receivable	101,271	193,996
Inventories	51,245	16,053
Prepaid expenses	6,283	49,180
Deferred finance and offering costs	115,356	131,253
Total current assets	386,408	697,533

Property and equipment, net	1,497,357	573,663
Patents, trademarks and other intangibles, net	172,879	212,140
Deferred finance costs	7,997	5,632
Deposit	2,618	23,011
Total assets	$2,067,259	$1,511,979

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$1,373,536	$689,087
Customer bottle deposits	45,572	47,451
Related party payables	264,454	379
Related party convertible debentures	525,515	798,385
Current portion of convertible debentures	1,811,219	934,185
Current portion of capitalized lease obligations	1,534	875
Total current liabilities	4,021,830	2,470,362

Convertible debentures	162,120	74,426
Long-term portion of capitalized lease obligations	725	—
Total liabilities	4,184,675	2,544,788

Commitments and contingencies (See Note 7)

Stockholders' deficit:
Common stock - Series A	613,893	2,904,589
Common stock - Series B	58,888	58,888
Accumulated deficit	(2,681,772)	(3,840,038)
Other comprehensive income	(108,425)	(156,248)
Total stockholders' deficit	(2,117,416)	(1,032,809)
Total liabilities and stockholders' deficit	$2,067,259	$1,511,979

See notes to consolidated financial statements.

WATERBANK OF AMERICA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended		Nine Months Ended
	September 30,		June 30,
	2004	2005	2005	2006
			(unaudited)	(unaudited)
Net Sales	$204,826	$279,169	$200,172	$255,208
Cost of sales	(108,966)	(181,147)	(81,146)	(164,742)
Gross profit	95,860	98,022	119,026	90,466
Selling expenses	(108,516)	(210,279)	(115,663)	(141,356)
General and administrative expenses	(1,209,539)	(1,088,274)	(701,642)	(1,489,618)
Loss from operations	(1,222,195)	(1,200,531)	(698,279)	(1,540,508)
Interest expense	(17,510)	(155,900)	(88,234)	(428,952)
Gain on troubled debt restructuring	—	—	—	811,194
Loss before income taxes	(1,239,705)	(1,356,431)	(786,513)	(1,158,266)
Income tax (expense) benefit	—	—	—	—
Net loss	$(1,239,705)	$(1,356,431)	$(786,513)	$(1,158,266)

Net loss per share:
Basic	$(0.34)	$(0.26)	$(0.16)	$(0.17)
Diluted	$(0.34)	$(0.26)	$(0.16)	$(0.17)

Weighted average shares outstanding:
Basic	3,681,227	5,122,512	4,977,122	6,913,701
Diluted	3,681,227	5,122,512	4,977,122	6,913,701

See notes to consolidated financial statements.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND OTHER COMPREHENSIVE INCOME

						Accumulated
						Other
	Common Stock Series A		Common Stock Series B		Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Deficit	Income	Total

Balance at October 1, 2003	1,690,617	$116,181	857,143	$58,888	$(85,636)	$19,060	$108,493

Shares granted to settle liabilities	67,143	5,489					5,489
Shares issued related to
purchase of Ice Rocks	1,861,190	247,779					247,779
Shares sold for cash	468,571	128,507					128,507
Series A offering costs		(16,989)					(16,989)
Net loss					(1,239,705)		(1,239,705)
Cumulative foreign currency
translation adjustment						(9,453)	(9,453)
Balance at September 30, 2004	4,087,521	480,967	857,143	58,888	(1,325,341)	9,607	(775,879)

Shares granted to settle liabilities	71,429	10,447					10,447
Shares issued related to
purchase of New Brunswick spring	857,143	122,479					122,479
Net loss					(1,356,431)		(1,356,431)
Cumulative foreign currency
translation adjustment						(118,032)	(118,032)
Balance at September 30, 2005	5,016,093	613,893	857,143	58,888	(2,681,772)	(108,425)	(2,117,416)

Shares granted to settle liabilities
(unaudited)	1,492,452	586,271					586,271
Shares sold for cash (unaudited)	3,469,718	1,507,365					1,507,365
Stock options granted to settle
liabilities (unaudited)		204,963					204,963

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND OTHER COMPREHENSIVE INCOME

						Accumulated
						Other
	Common Stock Series A		Common Stock Series B		Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Deficit	Income	Total

Stock options granted in
troubled debt restructuring
(unaudited)		256,016					256,016
Stock options granted to employees
(unaudited)		76,887					76,887
Series A offering costs (unaudited)		(340,806)					(340,806)
Net loss (unaudited)					(1,158,266)		(1,158,266)
Cumulative foreign currency
translation adjustment
(unaudited)						(47,823)	(47,823)
Balance at June 30, 2006 (unaudited)	9,978,263	$2,904,589	857,143	$58,888	$(3,840,038)	$(156,248)	$(1,032,809)

See notes to consolidated financial statements.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended		Nine Months Ended
	September 30,		June 30,
	2004	2005	2005	2006
Operating activities:			(unaudited)	(unaudited)
Net loss	$(1,239,705)	$(1,356,431)	$(786,513)	$(1,158,266)
Adjustments to reconcile net loss to net cash
used in operating activities:
Change in allowance for doubtful accounts	251	1,157	—	1,141
Depreciation and amortization	27,341	43,697	33,891	54,300
Write-off of unusable inventory	23,348	25,620	—	—
Write-off of ineffective patents	65,965	—	—	—
Gain on settlement of payables	(5,502)	(35,052)	(18,037)	(374,702)
Amortization of deferred finance costs	—	50,396	24,492	245,544
Stock-based compensation	—	—	—	316,187
Effect of changes in:
Accounts Receivable	(1,695)	(3,311)	(859)	3,481
Sales taxes receivable	(9,818)	(77,931)	(22,585)	(86,636)
Inventories	(24,573)	(22,254)	(7,294)	36,488
Prepaid expenses	(17,307)	12,916	(195,981)	(41,712)
Accounts payable and accrued expenses	887,306	273,366	283,324	244,924
Customer bottle deposits	—	25	24	6
Accrued interest on convertible debentures	10,260	98,529	58,960	173,126
Gain on troubled debt restructuring	—	—	—	(811,194)
Net cash used in operating activities	(284,129)	(989,273)	(630,578)	(1,397,313)

Investing activities:
Purchase of property and equipment	(9,202)	(42,850)	(18,193)	(86,308)
Expenditures to obtain new patents	(123,575)	—	—	(52,683)
Payment of deposit	—	(2,513)	—	(22,511)
Return of deposit	—	—	—	2,667
Investment in 4287762 Canada, Inc.	—	—	(534,013)	—
Cash received in troubled debt restructuring				345,662
Net cash used in investing activities	(132,777)	(45,363)	(552,206)	186,827

Financing activities:
Proceeds from the issuance of convertible debentures	325,338	1,399,603	1,205,700	351,036
Payments on convertible debentures	—	—	—	(96,514)
Payment of finders' fees and commissions	—	(168,766)	(85,018)	(178,298)
Proceeds from the issuance of Common stock - Series A	114,825	16,534	16,076	1,476,129
Payment of Series A offering costs	(16,989)	—	—	(340,807)
Short-term borrowings from shareholders (net)	19,059	(157,473)	(43,816)	267,979
Advances from debenture holders	—	—	14,827	—
Payment of deferred stock offering costs	—	—	—	(75,525)
Principal payments on capital leases	(1,363)	(1,648)	(1,184)	(1,445)
Net cash provided by (used in) financing activities	440,870	1,088,250	1,106,585	1,402,555
Effect of exchange rate changes on cash	12,428	497	1,693	6,475
Net increase (decrease) in cash	36,393	54,111	(74,505)	198,545
Cash, beginning of period	(2,017)	34,376	34,376	88,487
Cash, end of period	$34,376	$88,487	$(40,129)	$287,032

Continued

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended		Nine Months Ended
	September 30,		June 30,
	2004	2005	2005	2006

Supplemental disclosures of cash flow information:
Cash paid for interest	$6,192	$5,355	$4,777	$7,036
Cash paid for income taxes	$1,298	$—	$—	$—
Supplemental disclosure of non-cash investing	—	—	—	—
and financing activities:	—	—	—	—
Issuance of stock in payment of liabilities	11,007	45,551	24,191	970,434
Purchase of Ice Rocks assets for stock	251,509	—	—	—
Issuance of stock for receivable	15,310	—	—	—
Issuance of convertible debentures and	—	—	—	—
stock for purchase of New Brunswick spring	—	1,034,367	—	—
Relief of debt in troubled debt restructuring	—	—	—	1,741,856

See notes to consolidated financial statements.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

Description of Business

Water Bank of America Inc. (the “Company” or “Water Bank”) was incorporated on May 31, 2002 under the laws of the province of Quebec, Canada. Water Bank acquires and operates drinking water springs in Canada and has a patented unique way to package purified water ice cubes under the name “Ice Rocks.”

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. They are stated in United States of America (“US”) Dollars.

Principles of Consolidation

The consolidated financial statements include the accounts of Water Bank of America Inc. and its wholly owned subsidiary, Eau de Source Vita (2000) Inc. The accounts of 4287762 Canada, Inc. are included in the consolidated financial statements for the period from July 28, 2005 until February 11, 2006. This is the period during which Water Bank owned 4287762 Canada, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Management’s Plan

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a stockholders’ deficit, has incurred substantial net losses and has substantial monetary liabilities in excess of monetary assets as of September 30, 2005. Management’s plan regarding the uncertainty about the Company’s ability to continue as a going concern has been to raise $1,500,000 in equity financing in May and June, 2006, and to plan a reverse merger into a public shell. The reverse merger is expected to raise in excess of $3,000,000, and management plans to continue raising money to execute its business plan.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Foreign Currency

Water Bank operates in Canada. The assets, liabilities and operations of Water Bank were measured in Canadian Dollars, which is the Company’s functional currency. When Water Bank enters into transactions in a currency other than the Canadian Dollar, the transaction is recorded in Canadian Dollars using the foreign currency exchange rate on the date of the transaction. When the resulting receivable or payable is settled, any difference due to foreign currency exchange rate fluctuations is recorded as a gain or loss on foreign currency exchange.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

The financial statements as a whole were translated to US Dollars using exchange rates in effect for the periods presented. For assets and liabilities, the exchange rates at the balance sheet dates were used. For revenues, expenses, gains and losses, the exchange rates at the dates of the transactions were used. When there were numerous transactions making up revenue and expense accounts, a weighted average exchange rate was used for that account. The translation adjustment that results from using different rates for different types of accounts is recorded as a separate component of other comprehensive income.

As the Company is increasing its marketing and administrative operations in the United States, there is a risk that if the exchange rate between Canada and the United States fluctuates significantly, the Company could experience deterioration in the value of its assets.

Interim Financial Information

The interim financial information as of June 30, 2006 and for the nine months ended June 30, 2006 and 2005 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the interim information. Operating results for the nine months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending September 30, 2006. All references to June 30, 2006 or to the nine months ended June 30, 2005 and 2006 in the notes to the financial statements are unaudited.

Segment Information

The Company operates in two segments, the drinking water segment and the ice cube segment. These activities are considered different segments because they will ultimately have different customer bases, and be managed in different fashions. The drinking water segment provides customers with purified spring water. It is delivered by truck to the homes and offices of customers. The ice cube segment has not yet commenced operations. However, once operations begin, it will package the spring water into patented disposable ice cube trays and distribute the commercially packaged product to restaurants, bars and retail outlets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include, among others, provisions for uncollectible receivables and sales returns, valuation of inventories, equity instruments, the useful lives of assets, the fair value of assets acquired, recoverability of long-lived assets and realization of deferred tax assets. Actual results could differ from these estimates.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments purchased with original maturities of three months or less.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and accounts receivable. The Company maintains its cash in one bank. At times the cash deposit balance can be significant. The Company’s operations are in Quebec, Canada. Its trade accounts receivable are due from customers in western Quebec, Canada, a relatively concentrated geographic area.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. The fair value of convertible debentures approximates the carrying value based on rates currently available to the Company.

Sales Taxes Receivable

The Company pays Canadian Federal and Provincial sales tax when it purchases goods and services. It also collects these taxes when it sells its products. At the end of each quarter, the Company files a tax return with each tax authority and requests a refund of the amount it paid on purchases in excess of the amount it collected on sales. For financial reporting purposes, the Company offsets the receivable with the payable and the net expected refund is presented as sales tax receivable.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis and is composed of raw materials, primarily bottles in which to sell the water and packaging for the ice cubes. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation includes an analysis of sales levels by product type. Among other factors, the Company considers historical demand and forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining obsolescence and net realizable value. Provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the excess or obsolete inventories.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Property and Equipment

Property and equipment are recorded at historical cost and depreciated on a straight-line basis over their estimated useful lives, which generally range from three to twenty five years. When items are retired or disposed of, income is charged or credited for the difference between the net book value of the asset and the proceeds realized thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets held and used by the Company for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. At September, 2005 and June 30, 2006 (unaudited), the Company’s management believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products will continue, which could result in future impairment of long-lived assets.

Revenue Recognition

The Company’s revenues primarily consist of water delivered to customers. The Company also receives rental revenue for coolers that it rents to customers and revenue related to bottles supplied to customers.

The Company recognizes revenues in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Under the provisions of SAB No. 104, the Company recognizes revenues when there is persuasive evidence of an arrangement, product delivery and acceptance have occurred, the sales price is fixed and determinable, and collectibility of the resulting receivable is reasonably assured. Such conditions are typically met upon delivery of the water to the customers.

The bottles supplied to the customers can be returned to the Company for the deposit amount originally paid. The Company has recorded a reserve for returned bottles based on the estimated number of bottles in circulation among its customers.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Advertising Costs

All advertising costs are recognized into income as incurred. Advertising expense was $9,063 and $12,999 for the years ended September 30, 2004 and 2005, respectively. For the nine months ended June 30, 2005 and 2006, advertising expense was $9,668 and $22,651, respectively.

Shipping and Handling Costs

The Company delivers water from its spring to customers’ offices. These costs are considered necessary to properly serve the customer and complete the revenue cycle. The Company records these costs as selling expenses because they are not a cost of producing the product, but rather a service to get the customers to buy the product.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized to reflect the estimated future tax effects, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the consolidated financial statements. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion of the deferred tax asset will not be realized.

Through June 30, 2006, the Company operated exclusively in Canada. Deferred tax assets and liabilities were calculated at the currently effective Canadian tax rates.

Stock-Based Compensation

The Company accounts for equity issuances to non-employees in accordance with SFAS No. 123, Accounting for Stock Based Compensation. Beginning October 1, 2006, the Company will account for equity issuances to employees and others in accordance with SFAS No. 123(R) “Share-Based Payment.”

Under SFAS No. 123, entities are required to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. When the Company issues shares or options to settle liabilities, the difference between the value of the equity issuance and the value of the liability is recorded as a gain or loss on share settlement.

Alternatively, for employee stock option grants, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income (loss) disclosures for these grants as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and provide pro forma disclosures required by SFAS No. 123 and SFAS

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. There were no options granted to employees in 2004 and 2005.

The following table illustrates the effect on net loss and net loss per share for the six months ended June 30, 2006 as if the Company had applied the fair value recognition provisions of SFAS No. 123 to options granted by the Company. For purposes of this pro forma disclosure, the fair value of the options is estimated using the Black Scholes option-pricing model and amortized on a straight-line basis to expense over the options' vesting period.

We are not presenting periods prior to June 30, 2006 because there were no stock options issued to employees in those periods so the actual net income equals the pro forma net income:

Nine months
ended
June 30,
2006
(unaudited)

Net loss, as reported	(1,158,266)

Add: Stock based emplyee compensation
included in net loss, net of tax effects	76,887
Deduct: Stock based employee compensation
expense determined under fair value method,
net of tax effects	(847,553)
Net loss, pro forma	(1,928,932)

Net loss per share, actual:
Basic	$(0.17)
Diluted	$(0.17)

Net loss per share, pro forma:
Basic	$(0.28)
Diluted	$(0.28)

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in stockholders’ deficit during a period from non-owner sources. Water Bank’s comprehensive income (loss) is a result of fluctuations in the currency exchange rates between the Canada and the United States. When the Company translates its financial statements to the US Dollar, the difference in account balances attributable to changes in the exchange rate is recorded as comprehensive income (loss).

Net Income (Loss) Per Share

Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average shares outstanding during the period. Diluted net income per share is calculated by dividing the net income (loss) by the weighted average shares and dilutive potential shares outstanding during the period. Dilutive potential shares consist of dilutive shares issuable upon the exercise of outstanding stock options computed using the treasury stock method and shares issuable upon the conversion of notes payable using the “if converted” method. For the purpose of calculating the diluted net loss per share, the Company follows EITF No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share. Under EITF No. 04-8, the Company calculates potentially dilutive shares resulting from conversion of notes payable at a discount to the market price of the stock by estimating the value of the shares and applying the stated discount rate.

All potentially dilutive shares of approximately 1,419,004 and 6,998,303 for the years ended September 30, 2004 and 2005, respectively and 7,084,579 (unaudited) and 11,503,081 (unaudited) during the nine months ended June 30, 2005 and 2006, respectively, have been excluded from diluted loss per share as their effect would be anti-dilutive for the periods then ended.

The following table sets forth for all periods presented the computation of basic and diluted net loss per share, including the reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share:

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

	For the Years Ended		For the Nine Months Ended
	September 30,		June 30,
	2004	2005	2005	2006
			(unaudited)	(unaudited)
Numerator:
Net loss	(1,239,705)	(1,356,431)	(786,513)	(1,158,266)

Denominator:
Weighted average common
shares outstanding, basic	3,681,227	5,122,512	4,977,122	6,913,701
Effect of dilutive securities:
Stock options	-	-	-	-
Convertible debentures	-	-	-	-
Weighted average common
shares outstanding, diluted	3,681,227	5,122,512	4,977,122	6,913,701

Net loss per share,
basic	$(0.34)	$(0.26)	$(0.16)	$(0.17)

Net loss per share,
diluted	$(0.34)	$(0.26)	$(0.16)	$(0.17)

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board Statement issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and charges regardless of whether they meet the criterion of “so abnormal” that was originally stated in Accounting Research Bulletin No. 43, chapter 4. In addition, SFAS No. 151 requires that the allocation of fixed production overheads to conversion costs be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The implementation of this statement did not have a material effect on its financial position and results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Share Based Compensation. This statement requires companies to measure the cost of all employee stock-based compensation awards using a fair value method and to record such expense in its financial statements. The adoption of SFAS No. 123(R) also requires additional accounting and disclosures relating to the income tax and cash flow effects resulting from share-based payment arrangements. The Company will adopt the provisions of SFAS No. 123(R) beginning October 1, 2006. The Company has not yet determined the impact that adoption of this new statement will have on its consolidated financial condition or results of operations.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29 (“SFAS No. 153”), which amends Opinion 29 by eliminating the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005, and implementation is done prospectively. Management does not expect the implementation of this new standard to have a material impact on its consolidated financial position, results of operations and cash flows.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, Share-Based Payment (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS No. 123R and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS No. 123R, to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. SAB 107 will not have an impact on its consolidated financial statements, since the Company has already adopted the provisions of SFAS No. 123R.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. Management does not expect the implementation of this new standard to have a material impact on its consolidated financial position, results of operations and cash flows.

In September 2005, the EITF issued EITF 05-07, Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issued (“EITF 05-07”). EITF 05-07 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be a material impact from the adoption of EITF 05-07 on our consolidated financial position, results of operations or cash flows.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

In September 2005, the FASB Emerging Issues Task Force issued EITF 05-08, Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature. EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. We do not expect there to be any impact from the adoption of EITF 05-08 on our consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140. Companies are required to apply SFAS No. 155 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 155 will have a material effect on its audited condensed consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. Companies are required to apply SFAS No. 156 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 156 will have a material effect on its audited condensed consolidated financial position, results of operations or cash flows.

In July 2006, the FASB issued Interpretation (“FIN”) 48, Accounting for Uncertainty in Income Taxes—An Interpretation of Statement of Financial Accounting Standards No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently determining the effect, if any, the adoption of FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company has not determined the effect, if any, the adoption of this statement will have on its results of operations or financial position.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 3 - INVENTORIES

Inventories consist of the following:

	September 30,		June 30,
	2004	2005	2006
			(unaudited)
Raw materials	$20,444	$51,245	$16,053
Finished goods	29,748	-	-
	$50,192	$51,245	$16,053

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Estimated
	Useful	September 30,		June 30,
	Lives	2004	2005	2006
				(unaudited)
Land	-	$17,331	$163,136	$19,661
Water source	-	88,518	96,456	100,419
Bottles	-	38,480	44,627	46,460
Building	25 years	51,846	417,124	58,817
Bottling equipment	5 years	131,494	782,281	369,146
Furniture and fixtures	5 years	7,509	15,236	20,765
Autos and trucks	5 years	8,262	16,325	16,996
Computer hardware	3 years	8,278	18,588	27,253
Paving the parking lot	10 years	-	3,872	4,032
		351,718	1,557,645	663,549
Less: accumulated depreciation
and amortization		(39,234)	(60,288)	(89,886)
		$312,484	$1,497,357	$573,663

The land and water source are not depreciated because they have indefinite lives. The bottles are predominately in service at customer sites. They are not being depreciated because if a customer breaks one, the Company recognizes the customer’s deposit on that bottle into income, collects another deposit on a new bottle and places the new bottle into service. The value of the installed base to the Company does not deteriorate.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

Included in bottling equipment are idle machines that were purchased as part of the Ice Rocks acquisition (see Note 9) and the New Brunswick spring acquisition (see Note 10). The cost of these machines was $85,670, $93,353 and $97,189 (unaudited) at September 30, 2004 and 2005 and June 30, 2006, respectively. The Company has not begun depreciating these machines as they have not yet been put into service. Once they begin operating, the Company will depreciate them using the same expected life as their existing machines.

Depreciation expense was $15,021 and $17,044 for the years ended September 30, 2004 and 2005, respectively and $14,485 (unaudited) and $33,074 (unaudited) for the nine months ended June 30, 2005 and 2006, respectively.

Expected future depreciation of the property and equipment is as follows:

Year	Amount
2006	$74,939
2007	74,939
2008	65,854
2009	65,854
2010	2,756
Thereafter	345,525
Total	$629,867

Included in property and equipment are assets under capital leases with a cost of $8,262, $9,003 and $9,373 (unaudited) and accumulated amortization of $5,666, $9,003 and $9,373 (unaudited) at September 30, 2004 and 2005 and June 30, 2006, respectively.

The cost to the Company for ordinary maintenance and repairs for the property and equipment was $6,534 and $16,854 for the years ended September 30, 2004 and 2005, respectively and $13,284 (unaudited) and $16,098 (unaudited) for the nine months ended June 30, 2005 and 2006, respectively.

The Company maintains liability and business insurance which may not be adequate to compensate for losses to property and equipment or other losses.

NOTE 5 - INTANGIBLE ASSETS

Intangible assets consist of the following:

	September 30, 2005			June 30, 2006
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
				(unaudited)	(unaudited)	(unaudited)
Patents	110,333	(10,375)	99,958	168,675	(16,185)	152,490
Trademarks and other	104,173	(31,252)	72,921	108,454	(48,804)	59,650
Deferred finance costs	175,871	(52,518)	123,353	331,165	(271,484)	59,681

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

Patents are amortized over the shorter of their expected useful life or their legal term. Generally patents are amortized over a weighted average period of 16 years. Amortization of patents was $3,333 and $6,648 for the years ended September 30, 2004 and 2005, respectively. For the nine months ended June 30, 2005 and 2006, amortization expense was $4,826 (unaudited) and $5,267 (unaudited), respectively. In 2004, patent costs with a value of $68,128 were written off as the patents had either expired or they were no longer useful.

Trademarks and other intangible assets are amortized over their expected useful lives of 2 months to 8.5 years. The weighted average amortization period for trademarks and other intangible assets is 5 years. Amortization of trademarks and other intangible assets was $8,987 and $19,992 for the years ended September 30, 2004 and 2005, respectively. For the nine months ended June 30, 2005 and 2006, amortization expense was $14,581 (unaudited) and $15,914 (unaudited), respectively.

Deferred finance costs are amortized over the term of the related financing, generally 2 years. Amortization of deferred finance costs was zero and $50,393 for the years ended September 30, 2004 and 2005, respectively. For the nine months ended June 30, 2005 and 2006, amortization expense was $24,493 (unaudited) and $212,094 (unaudited), respectively.

Deferred offering costs were incurred in 2006. They relate to a private placement of Company shares that was completed October 18, 2006. These costs totaled $77,204 (unaudited) at June 30, 2006. This balance will be charged to expense upon closure of the private placement.

The expected amortization of the intangible assets is as follows:

			Deferred
			Finance
Year	Patents	Trademarks	Costs

2006	$8,709	$20,834	$270,650
2007	10,542	21,691	7,997
2008	10,542	21,691
2009	10,542	16,268
2010	10,542
Thereafter	110,321

Total	$161,199	$80,484	$278,647

NOTE 6 - CONVERTIBLE DEBENTURES

The Company has issued debentures, all of which automatically convert to stock upon the Company’s going public, as defined in the debentures. Debentures that convert at a fixed price per share were issued with conversion prices greater than the value of the shares on the date of the debenture. These are recorded in accordance with Accounting Principles Board Opinion (“APB”) No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. On the date of issuance, the debentures are recorded at face value and the conversion feature is not remeasured.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

For debentures that do not have fixed conversion prices, but rather convert at a discount from market price on the date of conversion, it is not possible to calculate the beneficial conversion feature until such time as the market price is known. Once Water Bank goes public, and the market price is known, the Company will calculate the benefit and will record the cost of this beneficial conversion feature.

	September 30,	June 30,
	2005	2006
		(unaudited)
Convertible Debentures - Principal and interest. Stated interest rates of 10% - 12.5% compounded twice per year, conversion at $0.10 - $0.30 per share, maturities July, 2005 to May, 2007	$677,380	$997,501
Convertible Debentures - Principal and interest. Stated interest rates 10% - 12.5% compounded twice per year, conversion at 75% - 85% of market price, maturities August, 2005 to May, 2007	1,821,474	648,996
Convertible Debenture - Principal and interest. Stated interest rate 10%, compounded twice per year, conversion at 85% of market price, matures upon the Company's listing on a public stock exchange	—	160,499
	2,498,854	1,806,996
Related party convertible debentures	525,515	798,385
Current portion	1,811,219	934,185
Long term portion	$162,120	$74,426

Certain of the debentures are guaranteed by an individual and the Company’s subsidiary Eau de Source Vita (2000). One debenture has a prepayment penalty of 33% of the capital amount of the debenture, payable either in cash or in capital stock at $0.10 per share. If the Company elected to prepay this debenture, it would also be obligated to issue 500,000 options to the debenture holder with an exercise price of $0.10 per option. The debenture matured May 21, 2006, and the Company did not prepay this debenture.

In some cases, a commission or finders fee is paid to third parties for introducing the investors. This fee is capitalized and amortized on a straight line basis, which approximates the interest method, over the term of the related debenture. Amortization expense was zero and $50,396 in 2004 and 2005, respectively. For the nine months ended June 30, 2005 and 2006, amortization expense was $24,493 (unaudited) and $212,095 (unaudited), respectively. Accumulated amortization of deferred finance costs was zero and $52,518 at September 30, 2004 and 2005, respectively. At June 30, 2005 and 2006, accumulated amortization was $24,860 (unaudited) and $271,484 (unaudited), respectively.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

At September 30, 2005, the Company’ future principal and interest obligations were as follows:

Year	Amount
2006	$2,336,735
2007	121,114
2008	49,270

Total	$2,507,119

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company leases office space in Montreal, Canada and Miami, Florida. It also rents a vehicle and equipment on an as-needed basis. One of the leases in Miami expired in April, 2006, and the Company signed a new five-year lease for other space at that time. The lease for this space has a fixed amount of rent escalation defined in the agreement. The Company accounts for this lease in accordance with FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases. Under that Bulletin, the Company has calculated the total minimum payments for this lease and recognizes this total on a straight line basis over the term of the lease. The resulting difference between the amount recorded as expense and the amount paid is recorded as deferred rent.

Total rental expense was $4,671 and $47,583 in 2004 and 2005, respectively. Rental expense was $33,774 (unaudited) and $47,523 (unaudited) for the nine months ended June, 30, 2005 and 2006, respectively.

Future minimum rental expenditures for the next five years are as follows:

Year	Amount
2006	$58,705
2007	91,728
2008	95,397
2009	99,209
2010	103,170
Thereafter	79,676

Total	$527,885

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

Commitment

On November 20, 2003, the Company signed an agreement with a financial advisor in which the financial advisor would provide service to the Company in exchange for 65,000 shares of Company stock per month. The Company recorded this commitment at the fair value of the shares each month. At September 30, 2005, the agreement was still in force and the Company continued recording an expense and a liability each month related to this agreement. The Company had recorded a liability of $65,000 and $141,050 (unaudited) at September 30, 2005 and June 30, 2006, respectively related to this commitment. On October 9, 2006, this commitment was extinguished through the issuance of 142,857 shares of Water Bank stock to the financial advisor. As a result of the extinguishment of this debt, the Company recognized a gain of $90,946.

8- STOCKHOLDERS’ EQUITY

The Company is authorized to issue an unlimited number of Class A through Class G shares without par value. There have been no issuances of Classes C through G shares.

The Class A and B shares do not have dividend rights, and both participate equally in the profits and assets of the Company. The holders of Class A shares get one vote per share. The holders of the Class B shares get ten votes per share. On September 28, 2006, all Class B shares were converted to Class A shares such that each share of Class B was exchanged for ten (10) shares of Class A capital stock.

Stock Options

A summary of option activity for the years ended September 30, 2004 and 2005 and the nine months ended June 30, 2006 is presented below:

	Year Ended				Nine Months Ended
	September 30, 2004		September 30, 2005		June 30, 2006
					(unaudited)
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price

Outstanding at beginning of period	542,777	$0.88	542,777	$0.88	243,429	$0.88
Granted	-	-	243,429	$0.88	6,258,438	$0.63
Exercised	-	-	-	-	-	-
Forfeited	-	-	(542,777)	$0.88	-	-
Outstanding at end of period	542,777	$0.88	243,429	$0.88	6,501,867	$0.67

Exercisable at end of period	542,777	$0.88	243,429	$0.88	6,151,867	$0.63

The weighted average grant date fair value of options granted during the year ended September 30, 2005 was zero. The weighted average grant date fair value of options granted during the nine months ended June 30, 2006 was $0.24 (unaudited) per option.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

The following table summarizes information about stock options and warrants outstanding and exercisable at September 30, 2005:
Options Outstanding				Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Price	of Shares	Life (Years)	Price	of Shares	Price
$0.88	243,429	1.14	$0.88	243,429	$0.88

There were no options granted during 2004. The fair value of options granted during 2005 and during the nine months ended June 30, 2005 and 2006 was estimated on the date of grant using the Black-Scholes option-pricing model utilizing the single option approach using the following weighted-average assumptions:

	Year
	Ended	Nine Months Ended
	September 30,	June 30	June 30
	2005	2005	2006
		(unaudited)	(unaudited)
Expected life in years	2-5	2	2-5
Stock price volatility	50.0%	50.0%	100.0%
Risk free interest rate	2.75%-3.25%	2.75%	3.25%-4.53%
Dividends during term	None	None	None

NOTE 9 - INCOME TAXES

The Company operates in Canada and is subject to Canadian Federal and Quebec Provincial income tax. Its income tax provision (benefit) consists of the following:

	Year Ended		Nine Months Ended
	September 30,		June 30,
	2004	2005	2005	2006
			(unaudited)	(unaudited)
Current
Federal	257,542	277,981	202,736	325,270
Quebec	102,707	100,291	80,467	129,101
Total current	360,249	378,272	283,203	454,371
Deferred
Federal	(257,542)	(277,981)	(202,736)	(325,270)
Quebec	(102,707)	(100,291)	(80,467)	(129,101)
Total deferred	(360,249)	(378,272)	(283,203)	(454,371)

Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related asset or liability. Significant components of the Company’s deferred tax assets are as follows:

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

	September 30,	June 30,
	2005	2006
		(unaudited)
Deferred tax assets
Depreciation and amortization	134,798	208,997
Net operating loss carryforward	846,190	1,300,561
Valuation allowance	(980,988)	(1,509,558)
Total net deferred tax assets	-	-

The Company’s valuation allowance increased $361,169 and $448,767 during the years ended September 30, 2004 and 2005. For the nine months ended June 30, 2005 and 2006, the valuation allowance increased $336,576 (unaudited) and $528,570 (unaudited), respectively.

The Company generated Canadian federal net operating losses (“NOL”) of approximately $1,154,000 and $1,240,000 for the years ended September, 2004 and 2005. At September 30, 2005, the Company had Canadian federal net operating loss carryforwards of $2,768,888 which will begin to expire in 2008. At September 30, 2005, the Company had Quebec provincial net operating loss carryforwards of $2,724,664 which will begin to expire in 2008. At June 30, 2006, the Company had Canadian federal net operating loss carryforwards of $4,452,249 (unaudited) which will begin to expire in 2008. In addition, the Company had Quebec provincial net operating loss carryforwards of $4,377,925 (unaudited) which will begin to expire in 2008.

The Company operates in Canada. reconciliation of income taxes computed by applying the statutory income tax rate to the Company’s income before income taxes to the income tax provision is as follows:

	Year Ended		Nine Months Ended
	September 30,		June 30,
	2004	2005	2005	2006
			(unaudited)	(unaudited)
Federal statutory rate	34.0%	34.0%	34.0%	34.0%
Foreign tax rate benefit	-3.0%	-3.0%	-3.0%	-3.0%
Permanent differences	0.5%	1.0%	0.0%	0.7%
Change in valuation allowance	-31.5%	-32.0%	-31.0%	-31.7%
Net	0.0%	0.0%	0.0%	0.0%

NOTE 10 - ICE ROCKS PURCHASE

On April 8, 2004, Water Bank entered into an asset purchase agreement wherein the business assets of a French company related to the production of spring water ice cubes were acquired. The assets purchased were the intellectual property behind the name Ice Rocks, some production equipment and inventory housed in France, twelve patents from different countries, a variety of trademarks, and a variety of internet domain names. The consideration for this purchase was 1,861,190 shares of Water Bank Common Stock - Series A.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

Ice Rocks had developed and patented a sealed container for the ice cubes, and had developed a commercial process for production of the ice cubes. There was no distribution in place and all production stopped in August 2003 because they were simply building up inventory that they would not be able to sell.

Water Bank performed an analysis of this purchase and determined that while there were inputs such as long lived assets and intellectual property, and there was a manufacturing process in place, there were no employees, there was no process to get the product to the customers, and there was correspondingly no output of the product. Therefore, in accordance with Emerging Issues Task Force (EITF) Issue No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, it was determined that Water Bank had purchased assets, not a business.

To value this asset purchase, Water Bank used the guidance found in the SEC Staff Accounting Bulletin (“SAB”) No. 5, Accounting for Nonmonetary Transactions with Owners and Promoters. As the seller received a significant percentage of the Company in this transaction, it was determined that he retained effective control of those assets. Under SAB No. 5, the assets purchased were recorded by Water Bank at the historic cost of the seller, or $247,763, plus legal costs specific to this transaction for a total purchase price of $405,693.

NOTE 11 - NEW BRUNSWICK SPRING

On July 28, 2005, the Company entered into an agreement in which it would purchase a working drinking water spring in New Brunswick, Canada (the “Spring”). The counterparties to the purchase agreement included an individual who held $300,000 of Water Bank convertible notes payable. The purchase price was $1,062,419, and was paid by the issuance of 857,143 shares of Common Stock - Series A, 85,714 options to purchase shares of Water Bank for $0.77 per share, a note payable to the seller (“Investor”) in the amount of $344,250, assumption of certain legal fees and liabilities and $20,250 cash. The shares were valued at $0.14 per share, or $122,472. This value was based on other transactions that were occurring at the time. The options were valued using the Black Scholes model, and it was determined they had no value. As part of its purchase of the Spring, Water Bank also agreed to assume the note payable to the Investor of $526,500.

Cash	$20,250
Debentures	344,250
Common A shares	122,472
Purchase debenture	526,500
Accrued expenses	7,434
Legal expense	41,513
$1,062,419

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

The Company bought the land that contained the spring, a building in which the water bottling was conducted, certain bottling equipment, and other miscellaneous furniture and equipment. In addition, as the Spring was fully functional prior to foreclosure by the bank, there were standards and practices in place to bottle the water and deliver it to customers, and access to certain supervisors who could oversee the operation. There was also access to customers who would buy the water.

In light of these facts and circumstances, and in accordance with Emerging Issues Task Force (“EITF”) 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, the Company determined that it had bought a business, and accounted for the purchase as prescribed in SFAS 141, Business Combinations. Under SFAS 141, the Company allocated the purchase price to the fair value of the assets acquired and determined there was no goodwill resulting from this purchase. Following is the allocation of the purchase price.

Land	$135,628
Building	339,070
Bottling Equipment	587,721
$1,062,419

Over the next several months, the Company planned to commence the principal operations of the Spring, but never obtained the financing to begin full-scale operations. During this time, the original Investor of the Spring continued putting money into the Spring to maintain the equipment, pay certain employees, and to otherwise keep the Spring operational.

Troubled Debt Restructuring

In December, 2005, it became clear that Water Bank would be unable to meet its obligations to the Investor. As a result, negotiations commenced in which, among other things, it was determined that Water Bank would give the Spring back to the Investor in exchange for the Investor forgiving all Water Bank’s indebtedness to him. In addition, the Investor agreed to pay Water Bank $397,337 cash to re-obtain the Spring.

Since the Investor gave concessions that he would not have otherwise given without the existence of the financial hardship of Water Bank, this transaction was determined to be a troubled debt restructuring in accordance with SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings.

On February 11, 2006, the date the deal was executed, Water Bank owed the Investor $1,965,162. The carrying value of the Spring on Water Bank’s books was $1,000,727. After payment of certain legal and accounting costs, the net difference was a gain to Water Bank of $811,194. This was recorded as a gain on troubled debt restructuring.

The operations of the Spring were consolidated with Water Bank beginning on the date of purchase, July 28, 2005 and ending on February 11, 2006.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

Agreements for Water Supply and Ice Cube Manufacture

At the time of the troubled debt restructuring, Water Bank also negotiated certain agreements with the Investor. These agreements gave Water Bank the right to half of the expected water output of the Spring, or 800,000,000 liters of water, per year. The Investor also agreed to purchase a secured ice cube manufacturing machine to produce ice cubes for Water Bank for a price up to $517,260.

In exchange, Water Bank granted an option to the Investor to buy up to 1,714,286 shares of Company stock for $0.77 per share. These options were given a value of $256,016 using the Black-Scholes single option model with the following inputs:

Stock value on date of grant	$0.39
Expected life in years	5 years
Stock price volatility	100%
Risk free interest rate	3.25%
Dividends during term	None

Water Bank also agreed to purchase a certain amount of ice cubes from the Spring each year. Failure to purchase the specified minimums of ice cubes from the Spring would result in the requirement for Water Bank to pay for the ice cube machine and pay a penalty of $431,050 to the Spring. At the time of the agreements, it was expected that Water Bank would begin selling the ice cubes, and the minimums would be met. As a result, there was nothing recorded by Water Bank regarding these unconditional purchase commitments. The agreements were for a term of 20 years and the minimum purchases under them follows:

Minimum Purchase
Year one	$431,050
Year two	862,100
Year three	1,724,200
Year four	3,448,400
Year five	4,310,500
Remainder per year	6,896,800

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 12 - REPORTABLE SEGMENTS

Reportable segment information is as following:

		Ice Cubes
	Drinking	and
	Water	Corporate	Total
Year Ended September 30, 2004
Net sales	$204,826		$204,826
Expenses	(213,386)	$(1,213,635)	(1,427,021)
Interest expense		(17,510)	(17,510)
Net income (loss)	(8,560)	(1,231,145)	(1,239,705)

Year Ended September 30, 2005
Net sales	279,169		279,169
Expenses	(274,377)	(1,205,323)	(1,479,700)
Interest expense		(155,900)	(155,900)
Net income (loss)	4,792	(1,361,223)	(1,356,431)

Nine Months Ended June 30, 2005
(unaudited)
Net sales	200,172		200,172
Expenses	(197,309)	(701,142)	(898,451)
Interest expense		(88,234)	(88,234)
Net income (loss)	2,863	(789,376)	(786,513)

Nine Months Ended June 30, 2006
(unaudited)
Net sales	255,208		255,208
Expenses	(266,788)	(1,528,928)	(984,522)
Gain on troubled debt restructuring		811,194	811,194
Interest expense		(428,952)	(428,952)
Net income (loss)	(11,580)	(1,146,686)	(1,158,266)

September 30, 2005
Property and equipment, net	$202,459	$1,294,898	$1,497,357
Patents, trademarks and other intangibles, net		172,879	172,879
Deferred finance charges		123,353	123,353
Deposit		2,618	2,618
Total assets	271,312	1,795,947	2,067,259

June 30, 2006
(unaudited)
Property and equipment, net	223,379	350,284	573,663
Patents, trademarks and other intangibles, net		212,140	212,140
Deferred finance charges		136,885	136,885
Deposit		23,011	23,011
Total assets	278,767	1,233,212	1,511,979

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

NOTE 13 - RELATED PARTY ACTIVITY

The Company has an arrangement with a shareholder in which the shareholder makes introductions and gives advice regarding financing for the Company. The individual and his company invoiced Water Bank for these services. Water Bank recognized cost to this shareholder of zero and $196,093 in 2004 and 2005, respectively and $156,692 (unaudited) for the nine months ended June 30, 2006. On December 9, 2005, to pay all the then outstanding invoices, the Company issued 214,286 shares of Series A stock to this individual.

Another shareholder provides service to the Company in the form of finding deals and acting as an advisor to management. He was instrumental in the purchase and disposal of the New Brunswick spring. In connection with the New Brunswick transaction, he was paid $86,630 as a commission. Additionally, he received 857,143 shares of Series A stock related to Water Bank’s purchase of the Spring. At September 30, 2005, the Company owed this individual $49,004.

The founding shareholder of Water Bank loans money to the Company from time to time, and takes advances from the Company from time to time. At the end of each year, the balance between the Company and this shareholder is cleared.

NOTE 14 - SUBSEQUENT EVENTS (UNAUDITED)

On October 18, 2006, the Company completed a reverse takeover of Autostrada, a publicly traded company. To effect the reverse takeover, all shareholders of Water Bank exchanged one share of Water Bank for one Preferred Share of a newly-formed subsidiary of Autostrada. Each 3.5 Preferred shares of the new subsidiary were then converted into one share of Autostrada. Accordingly, all share and option quantities in the accompanying financial statements and notes thereto have been presented at the new lower share count, after conversion.

At the conclusion of this transaction, old shareholders of Water Bank owned 25,029,412 shares, or 58% of Autostrada. In connection with this reverse merger, all 7,644,724 Water Bank options that were issued and outstanding immediately prior to the merger were cancelled. Autostrada then issued 1,500,000 options, with 750,000 options granted to one individual and the remaining 750,000 options granted to the old Water Bank option holders according to their proportion of the total options that were cancelled.

Concurrent with the above transaction, the Company closed a private placement of its shares and raised $3,300,000, less offering costs and fees. The private placement consisted of 66 units, each of which were sold for $50,000. Each unit consisted of 100,000 Preferred shares of Water Bank, convertible on a 1:1 ratio into shares of common stock. Each unit also contained a warrant to purchase up to 25,000 shares of common stock at an exercise price of $1.00 per share. The Preferred shares pay a dividend of 6% and automatically convert into shares of common stock at the earlier of certain triggering events or six months from the closing of the private placement.

On October 11, 2006, the party who now owns the New Brunswick spring agreed to terminate the previous agreements for water rights and ice cube manufacture. He agreed to cancel the option for 1,714,286 shares, and to not impose the $448,450 penalty for Water Bank’s failure to purchase the specified amount of water from him. The parties reached a new agreement whereby Water Bank would buy the ice cube manufacturing machine and have it installed at the Spring. Water Bank would also issue 142,857 shares of Class A common stock and an option to purchase up to 214,286 shares of stock. Water Bank will recognize a gain for the difference between (1) the value of the shares and options issued to the investor, and (2) the carrying amount of the liability for the non-performance penalty.

WATER BANK OF AMERICA INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended September 30, 2004 and 2005 and
The Nine Months Ended June 30, 2005 and 2006 (Unaudited)

On October 9, 2006, the financial advisor whom was owed 18,571 shares per month for services agreed to settle the outstanding amount due to them through the issuance of 142,857 shares of Water Bank Class A common stock. Water Bank will record a gain for the difference between the amount it had established as a liability and the value of the 142,857 shares that it took to eliminate this obligation.

In September, 2006, the Company amended its convertible debt agreements to expand the number of convertible debenture holders whose debentures convert at a discount from market. It also changed some of the fixed rates at which the debentures convert to shares of Class A common stock. The triggering event that causes automatic conversion of the debentures was also slightly modified.

On September 28, 2006, the shareholders of Water Bank approved a resolution to convert all outstanding Class B common stock to Class A common stock on a ten to one ratio.
The 857,142 shares of Class B common stock were converted into 8,571,429 shares of Class A common stock.

In August, 2006 the Company obtained bridge loans in the amount of $350,000. These loans were due to be repaid on September 30, 2006. In exchange for extending the due dates of the loans, the Company issued 7,143 shares of Class A common stock to the debenture holders.

On June 1, 2006 and September 1, 2006, the Company entered into employment and consulting agreements with its key executives. The agreements in total specify $1,075,000 in compensation payable to the executives the first year. There were also 1,821,429 options granted as a part of these agreements, of which 671,429 vest immediately and the remainder vest quarterly over the next two years.

(b) Pro Forma Financial Statements.

	Historical June 30, 2006		Pro Forma		Pro Forma
	Waterbank	Autostrada	Adjustments		Combined
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$287,032	$64,173	$1,672,000	D	$2,023,205
Accounts receivable	20,019	36,031			56,050
Sales taxes receivable	193,996	-			193,996
Financing receivables	-	28,363			28,363
Inventories	16,053	497,620			513,673
Prepaid expenses and other	49,180	3,228			52,408
Deferred finance and offering costs	131,253	-			131,253
Total current assets	697,533	629,415	1,672,000		2,998,948

Property and equipment, net	573,663	57,766			631,429
Patents, trademarks and other intangibles, net	212,140	-			212,140
Non-current financing receivables	-	16,020			16,020
Deferred finance costs	5,632	-			5,632
Deposits	23,011	2,600			25,611
Deferred tax asset	-	8,133	(8,133)	B	-
Indemnification agreement	-	-	100,000	A	100,000
Total assets	$1,511,979	$713,934	$1,763,867		$3,989,780

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$690,342	$105,126			$795,468
Sales tax payable	-	42,708			42,708
Customer bottle deposits	47,451	-			47,451
Line of credit	-	284,779			284,779
Related party convertible debentures	798,385	-	(798,385)	C	-
Current portion of convertible debentures	934,185	-	(825,610)	C	108,575
Due to Autostrada directors and executives	-	-	100,000	A	100,000
Total current liabilities	2,470,363	432,613	(1,523,995)		1,378,981

Convertible debentures	74,426	-	(74,426)		-
Notes payable related party	-	229,328			229,328
Total liabilities	2,544,789	661,941	(1,598,421)		1,608,309

Stockholders' equity (deficit):
Common stock - Series A	2,963,477	8,400	3,370,421	C, D	6,342,298
Additional paid in capital	-	108,412			108,412
Accumulated deficit	(3,840,039)	(64,819)	(8,133)	B	(3,912,991)
Other comprehensive income	(156,248)	-			(156,248)
Total stockholders' equity (deficit)	(1,032,810)	51,993	3,362,288		2,381,471
Total liabilities and stockholders' equity (deficit)	$1,511,979	$713,934	$1,763,867		$3,989,780

A
In connection with the consummation of the Share Exchange and Share Purchase Agreement, the former directors and executives agreed to an indemnification of Water Bank from all forms of liability arising from the operations of Autostrada prior to the transaction. The additional consideration for this indemnification was $100,000.

B
Due to the merger with Water Bank, it is unclear whether the combined companies will have profitability adequate to make use of this deferred tax asset. It is therefore no longer more likely than not that the asset will be used, and a 100% valuation allowance will be applied.

C	Concurrent with the transaction as described, all Water Bank convertible debentures except one automatically converted to common stock.

D	This is the effect of the acceptance by Water Bank of the share subscriptions and accrual of fees and expenses related to the merger and sale of shares

	Historical Year Ended September 30, 2005		Pro Forma		Pro Forma
	Waterbank	Autostrada	Adjustments		Combined
		(unaudited)	(unaudited)		(unaudited)

Net Sales	$279,169	$4,075,316			$4,354,485
Cost of sales	(181,147)	(3,754,979)			(3,936,126)
Gross profit	98,022	320,337			418,359
Selling expenses	(210,279)	(35,760)			(246,039)
General and administrative expenses	(1,088,274)	(257,855)			(1,346,129)
Gain (loss) from operations	(1,200,531)	26,722			(1,173,809)
Interest expense	(155,900)	(17,524)			(173,424)
Income (loss) before income taxes	(1,356,431)	9,198			(1,347,233)
Income tax (expense) benefit	-	(100)			(100)
Net gain (loss)	$(1,356,431)	$9,098			$(1,347,333)

Net loss per share:
Basic and diluted	(0.26)	0.00			(0.03)

Weighted average shares outstanding:
Basic and diluted	5,122,512	8,400,000	29,621,748	A	43,144,260

A
These additional shares are the result of the Share Exchange and Share Purchase Agreements, the acceptance of the new subscription agreements and the conversion of Water Bank convertible debentures into shares of common stock.

	Historical
	Nine Months Ended
	June 30, 2006		Pro Forma		Pro Forma
	Waterbank	Autostrada	Adjustments		Combined
	(unaudited)	(unaudited)	(unaudited)		(unaudited)

Net Sales	$255,208	$3,966,587			$4,221,795
Cost of sales	(164,742)	(3,709,022)			(3,873,764)
Gross profit	90,466	257,565			348,031
Selling expenses	(141,356)	(20,923)			(162,279)
General and administrative expenses	(1,489,618)	(279,627)			(1,769,245)
Loss from operations	(1,540,508)	(42,985)			(1,583,493)
Interest expense	(428,952)	(20,482)			(449,434)
Gain on troubled debt restructuring	811,194	-			811,194
Loss before income taxes	(1,158,266)	(63,467)			(1,221,733)
Income tax (expense) benefit	-	6,639	(8,133)	B	(1,494)
Net loss	$(1,158,266)	$(56,828)			$(1,215,094)

Net loss per share:
Basic and diluted	(0.17)	(0.01)			(0.03)

Weighted average shares outstanding:
Basic and diluted	6,913,701	8,400,000	27,830,559	A	43,144,260

A
These additional shares are the result of the Share Exchange and Share Purchase Agreements, the acceptance of the new subscription agreements and the conversion of Water Bank convertible debentures into shares of common stock.

B
Due to the merger with Water Bank, it is unclear whether the combined companies will have adequate profitability to take advantage of a deferred tax asset. It is therefore no longer more likely than not that the deferred tax asset will be used and a 100% valuation allowance is applied.

(c)(i)  Exhibits:

2.1	Share Exchange and Share Purchase Agreement among, inter alia, Autostrada Motors, Inc., 2113261 Ontario Inc., and Water Bank of America Inc.
Schedule A - List of Shareholders
Schedule B - Exchange and Voting Agreement
Schedule C - Support Agreement
3.1	Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock
3.2	Amend Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock
3.3	Articles of Amendment to Articles of Incorporation
3.4	Articles of Incorporation of Water Bank of America Inc.
3.5	Form 4 Amending Articles of Incorporation of Water Bank of America Inc.
3.6	Form 4 Amending Articles of Incorporation of Water Bank of America Inc.
3.7	Bylaws of Water Bank of America Inc.
3.8	Articles of Incorporation of Eau de Source Vita (2000) Inc.
3.9	Bylaws of Eau de Source Vita (2000) Inc.
10.1
Agreement Relating to the Contribution of Goodwill and Various Assets dated April 8, 2004, among Ice Rocks, Ice Rocks Participations, Colbert Foncier, Thierry Lacan, and Bruno Ledoux, on the one hand, and Water Bank of America Inc..

10.2	Assistance Agreement between Eau de Source Vita (2000) Inc., Water Bank of America Inc. and Ice Rocks dated April 8, 2004.
10.3	The Addendum to Assistance Agreement dated September 17, 2004.
10.4	Agreement Amending The Assistance Agreement dated April 8, 2004 and The Addendum dated September 17, 2004
10.5	Share Purchase By Mutual Agreements of the Shares of North American Spring Water (N.A.S.W.) Inc., between 3841944 Canada Inc. and N.A.S.W. dated May 10, 2002. (Acquisition of Gatineau Spring).
10.6	Rollover Agreement Between 3841944 Canada Inc. and Water Bank of America dated August 16, 2002.
10.7	Addendum to Rollover Agreement dated February 3, 2006.
10.8	Manufacture Sub-Contract between Societe Sofabo and Water Bank of America Inc. dated October 27, 2004.
10.9	Manufacture Sub-Contract between Ice Rocks and Societe Sofabo dated February 26, 2001.
10.10	Addendum to Manufacturing Sub-Contract between Societe Sofabo and Water Bank of America Inc dated May 3, 2005.
10.11	Addendum to Manufacturing Sub-Contract between Societe Sofabo and Water Bank of America Inc dated May 9, 2005.
10.12	Sofabo Attestation dated September 29, 2006.
10.13	Agreement of Sale of Share dated July 28, 2005, among Yves Theriault, Bruno St-Onge, Gestion Bruno St-Onge Inc., Water Bank of America Inc. and 4287762 Canada Inc. and Annexes.
10.14	Sale of Shares Agreement dated February 11, 2006, between Water Bank of America Inc. and Antirouille Metropolitain Canada Ltee and Annexes.
10.15	License Agreement dated February 11, 2006, between Water Bank of America Inc. and 4287762 Canada Inc.
10.16	Agreement for Supply of Water dated February 11, 2006, between Water Bank of America Inc. and 4287762 Canada Inc.
10.17	Agreement for the Manufacture of Secured Spring Water Ice Cubes and Bottled Water dated February 11, 2006, between Water Bank of America Inc. and 4287762 Canada Inc.
10.18
Second Addendum to Agreement for Supply of Water and First Addendum Agreement for the Manufacture of Secured Spring Water Ice Cubes and Bottled Water dated October 10, 2006, between Water Bank of America Inc. and 4287762 Canada Inc.

10.19	Amended Secured Convertible Debenture granted in favor of 4186486 Canada Inc. by Water Bank of America Inc. dated October 20, 2005 together with letters of confirmation of partial acquittance
10.20	Employment Agreement dated September 1, 2006 between Water Bank of America Inc. and Jose Francisco Klujsza
10.21	Employment Agreement dated June 1, 2006 between Water Bank of America Inc. and Stewart B. Levitan
10.22	Employment Agreement dated June 1, 2006 between Water Bank of America Inc. and Jean Jean Pelletier

10.23	First Amendment to Employment Agreement dated June 19, 2006 between Water Bank of America Inc. and Jean Jean Pelletier
10.24	Employment Agreement dated June 1, 2006 between Water Bank of America Inc. and Robert P. Pelletier
10.25	Consulting Agreement effective June 1, 2006 between Water Bank of America Inc. and Michael Borkowski
10.26	Placement Agent Agreement dated June 14, 2006 between Water Bank of America Inc. and Kingsdale Capital Markets (USA) Inc.
10.27	First Amendment to Placement Agent Agreement dated August 1, 2006 between Water Bank of America Inc. and Kingsdale Capital Markets (USA) Inc.
10.28	Second Amendment to Placement Agent Agreement dated September 30, 2006 between Water Bank of America Inc. and Kingsdale Capital Markets (USA) Inc.
10.29	Form of Investor’s Warrant Agreement
10.30	Form of Placement Agent’s Warrant Agreement
10.31	Warrant Agreement between Waterbank of America (USA) Inc. and Quantum Merchant Bankers, LLC
10.32	Office Space Lease Agreement dated June 2, 2006 between Estoril Incorporated, a Florida corporation, as Landlord, and Water Bank of America Inc., as Tenant.
10.33	Indemnification Agreement of Douglas W. Fry, Stephen R. Fry and Travis T. Jenson in favor of Water Bank of America Inc.

Documents Incorporated by Reference:

10-SB Registration Statement filed with the Securities and Exchange Commission on December 14, 2004, and as amended on February 9, 2005, March 1, 2005 and March 21, 2005.

Part I, Item 8: Description of Securities.

10-KSB Annual Report for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 31, 2006.

Part I, Item 1: Business.

10-QSB Quarterly Report for the quarter ended June 30, 2006, filed with the Securities and Exchange Commission on August 9, 2006, and 10-QSB Quarterly Report for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on October 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERBANK OF AMERICA (USA) INC.

Dated: October 24, 2006.	By:	/S/ JEAN-JEAN PELLETIER
Name: JEAN-JEAN PELLETIER
Title: Senior Vice President